EXHIBIT 10.1

CREDIT AGREEMENT

dated as of

October 29, 2024

among

IBEX GLOBAL SOLUTIONS, INC.,
as Borrower Representative and a Borrower

IBEX LIMITED,
as Holdings

IBEX GLOBAL LIMITED,
as Intermediate Holdings,

THE OTHER LOAN PARTIES PARTY HERETO,

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders,

and

HSBC BANK USA, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Bank and Swingline Lender

i

SCHEDULES:

Schedule 2.1	Commitments and Lenders
Schedule 3.6	Disclosed Matters
Schedule 3.11	Insurance
Schedule 3.13	Subsidiaries; Equity Interests
Schedule 3.23	Real Property
Schedule 3.24	Labor Matters
Schedule 4.1	Debt to be Repaid
Schedule 5.9(c)	Dormant Subsidiaries
Schedule 5.19(a)(i)	DDAs
Schedule 5.19(a)(ii)	Controlled Accounts
Schedule 5.21	Post-Closing
Schedule 6.2	Existing Indebtedness
Schedule 6.3	Existing Liens
Schedule 6.6	Investments

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Security Agreement
Exhibit D-1 – D-4	Forms of U.S. Tax Compliance Certificate
Exhibit E	Form of Borrowing Request
Exhibit F	Form of Interest Election Request
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Revolving Note
Exhibit I	Form of Intermediate Holdings Pledge Agreement
Exhibit J	Form of Intercompany Subordination Agreement

v

CREDIT AGREEMENT dated as of October 29, 2024, among IBEX GLOBAL SOLUTIONS, INC., a corporation organized under the laws of the State of Delaware (“Ibex Solutions”), as Borrower Representative, each other Person party hereto as a Borrower from time to time (collectively with Ibex Solutions, the “Borrowers” and each, a “Borrower”), IBEX LIMITED, an exempted company incorporated under the laws of Bermuda (“Holdings”), IBEX GLOBAL LIMITED, an exempted company incorporated under the laws of Bermuda (“Intermediate Holdings”), the Guarantors party hereto from time to time, the Lenders (as defined hereinafter) that are from time to time parties hereto, and HSBC BANK USA, NATIONAL ASSOCIATION (“HSBC”), as Administrative Agent (in such capacity, the “Administrative Agent”), Issuing Bank (as defined hereinafter) and Swingline Lender (as defined hereinafter).

WHEREAS, the Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to make such facility available to the Borrowers and the Issuing Bank has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.          Defined Terms. As used in this Agreement (as defined hereinafter), the following terms have the meanings specified below:

“Account Debtor” has the meaning assigned to such term in the Uniform Commercial Code.

“Accounts” means an account (as that term is defined in the Uniform Commercial Code) and as to any Person shall also include all of such Person’s contract rights, instruments (including those evidencing Indebtedness owed to such Person by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Person arising out of or in connection with the sale or lease of inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Administrative Agent hereunder.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of more than 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary or (c) a merger, amalgamation or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Administrative Agent” has the meaning specified in the preamble and includes any successor administrative agent appointed under Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 9.1(d)(ii).

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.

“Aggregate Revolving Credit Exposure” means, at any time, the sum of the Revolving Credit Exposures of the Lenders at such time.

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Term SOFR, respectively.  For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Money Laundering Laws” means the PATRIOT Act; the U.S. Money Laundering Control Act of 1986 and the regulations and rules promulgated thereunder, as amended from time to time; the U.S. Bank Secrecy Act and the regulations and rules promulgated thereunder, as amended from time to time; and corresponding laws of (a) the European Union designed to combat money laundering and terrorist financing and (b) jurisdictions in which any Group Company operates or in which the proceeds of the Loans will be used or from which repayments of the Obligations will be derived.

“Applicable Commitment Fee Rate” means 0.25% per annum.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means, with respect to any Lender at any time, subject to reallocation with respect to a Defaulting Lender pursuant to Section 2.21, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment (provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Credit Exposures at that time).

“Applicable Rate” means, for any day, with respect to (a) any Base Rate Loan, 1.00% and (b) any SOFR Loan and letter of credit fees payable hereunder, 2.00% per annum.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Article X Guarantor” means each Holding Company and each Subsidiary of the Loan Parties (other than an Excluded Subsidiary or a Borrower) that signs a joinder hereto.

“Asset Sale” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clauses (a), (b), (c), (d), (e) or (g) of Section 6.5).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, as of any date of determination, (a) Capital Lease Obligations, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Obligations” means all obligations of any Group Company or any of their Subsidiaries under any Lender Provided Hedging Agreement or any Lender Provided Financial Service Product.

“Bank Product Provider” means the applicable Lender or an Affiliate of a Lender (i) party to a Lender Provided Hedging Agreement or (ii) providing a Lender Provided Financial Service Product.

“Bank Product Reserve” means the aggregate amount of reserves established by the Administrative Agent in its Permitted Discretion from time to time in respect of Bank Product Obligations; provided that the Administrative Agent shall not establish or increase a Bank Product Reserve if the establishment or increase of such Bank Product Reserve would cause an Event of Default or an Overadvance.

“Base Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)          in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. Sec. 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning specified in the preamble and including any Subsidiary joined as a “borrower” pursuant to this Agreement after the Closing Date.

“Borrower Materials” has the meaning specified in Section 9.1(d)(i).

“Borrower Representative” means Ibex Solutions or such other Person as may be designated as the “Borrower Representative” by the Borrowers from time to time, in each case in its capacity as the Borrower Representative pursuant to the provisions of Section 1.10.

“Borrowing” means (a) Loans (other than Swingline Loans) of the same Type and Class made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Base” means, at any time, the amount equal to the sum of the following (as determined by reference to the most recent Borrowing Base Certificate delivered as of such date of determination):

(a)          85% of Eligible Accounts (other than Eligible Investment Grade Accounts), plus

(b)          90% of Eligible Investment Grade Accounts, plus

(c)          90% of Eligible Foreign Insured Accounts, plus

(d)          80% of Eligible Unbilled Accounts, less

(e)          any Reserves.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.14(a) or otherwise in accordance with this Agreement, and shall not be restrictive of Administrative Agent’s rights under this Agreement.

Notwithstanding the foregoing, in no event shall the amount included in the Borrowing Base, after application of the applicable advance rate, pursuant to clause (d) of this definition exceed thirty percent (30%) of the total Borrowing Base.

Notwithstanding the foregoing, unless agreed to by the Administrative Agent in its Permitted Discretion, no asset acquired in connection with an Investment permitted by this Agreement shall be included in the calculation of the Borrowing Base until the Administrative Agent shall have conducted a field examination with respect to such assets pursuant to this Agreement.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.3, which shall be substantially in the form of Exhibit E.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close; provided however, that in relation to SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such SOFR Loan, or any other dealings of such SOFR Loan, any such day that is only a U.S. Government Securities Business Day.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by Holdings and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of Holdings and its Subsidiaries.

“Capital Lease” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a financing or capital lease.  For avoidance of doubt, the determination of whether a lease is a Capital Lease shall be based upon GAAP without giving effect to ASC 842 or any similar accounting principle.

“Capital Lease Obligations” means that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent and one or more of the Issuing Bank or Lenders, as collateral for LC Obligations, Swingline Exposure, obligations of Lenders to fund participations in respect of LC Obligations or Swingline Exposure and to indemnify the Administrative Agent under this Agreement, cash or deposit account balances or, if the Administrative Agent, Issuing Bank or Swingline Lender shall agree in their sole and absolute discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, Issuing Bank or Swingline Lender. “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Period” means any period commencing, at the option of the Administrative Agent or the direction of the Required Lenders, on a date determined by the Administrative Agent in its Permitted Discretion after the occurrence of any of the following: (a) any Event of Default occurs and is continuing for so long as such Event of Default has not been cured or waived or (b) Excess Availability shall have been less than the greater of (x) $3,125,000 or (y) 12.5% of the Aggregate Revolving Commitments for five (5) consecutive Business Days and ending on the date thereafter that Excess Availability shall have been equal to or greater than the greater of (x) $3,125,000 or (y) 12.5% of the Aggregate Revolving Commitments for thirty (30) consecutive calendar days.

“Cash Equivalent Investments” means:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b)         investments in Dollar denominated commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)          investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)        fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)        money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)          in the case of investments by any or Holdings Company or Subsidiary thereof that is not organized under the laws of the United States, any state thereof or the District of Columbia, or investments made in a country outside the United States, other investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (e) customarily utilized in the countries where such Person is located or in which such investment is made.

“CFC” means a controlled foreign corporation (as that term is defined in Section 957(a) of the Code).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), other than The Resource Group International Limited (or its Affiliates) (“TRGI”), directly or indirectly, of 35% or more of the Equity Interests of any Holding Company entitled to vote for members of the board of directors or equivalent governing body of such Holding Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (c) Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of the other Loan Parties.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans, as the case may be.

“Closing Date” means October [__], 2024.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any property of any Loan Party and Intermediate Holdings upon which a security interest in favor of the Administrative Agent for the benefit of the Secured Parties is purported to be granted pursuant to any Security Document.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a lessor of Real Property on which Collateral is stored or otherwise located acknowledges the Lien of the Administrative Agent and waives or subordinates any Lien held by such Person on such property, and permits the Administrative Agent reasonable access to and use of such Real Property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment. The initial amount of each Lender’s Commitment is set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning specified in Section 9.1(d)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Computation Period” means, as of any date of calculation, the four consecutive fiscal quarters most recently ended.

“Conforming Changes” means, with respect to either the use or administration of SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of:

(a)          Consolidated Interest Expense,

(b)          income tax expense,

(c)          depreciation expense,

(d)          amortization expense,

(e)          Transaction Expenses which are reasonably documented and disclosed to the Administrative Agent prior to the Closing Date,

(f)        unusual, infrequent and non-recurring items relating to severance costs, losses from the disposition of property outside of the ordinary course of business, and loss on lease terminations,

(g)         other unusual, infrequent and non-recurring items approved by the Administrative Agent in its Permitted Discretion, and

(h)         other non-cash charges, expenses or losses (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), minus, to the extent included in determining Consolidated Net Income for such period, the sum of (i) unusual or non-recurring gains and non-cash income, (ii) any other non-cash income or gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash charge in any prior period), (iii) any foreign currency gains and gains on lease termination and (iv) any after-tax net gains realized from the disposition of property outside of the ordinary course of business, all as determined on a consolidated basis.  For the purpose of calculating Consolidated EBITDA for any period, if during such period Holdings or any Subsidiary shall have consummated an Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Acquisition occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) net of total interest income of Holdings and its Subsidiaries on a consolidated basis for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts in respect of interest rates to the extent that such net costs are allocable to such period).

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries on a consolidated basis calculated in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount of all Indebtedness constituting (a) Indebtedness for borrowed money (including purchase money indebtedness); (b) unreimbursed drawings under letters of credit to the extent not reimbursed within one Business Day following the drawing thereof (or such later time as may be permitted by the documentation governing the issuance of such letter of credit); (c) Capital Lease Obligations; (d) Indebtedness obligations evidenced by bonds, debentures, notes (including seller notes) or similar instruments (but excluding, for the avoidance of doubt, surety bonds, performance bonds and similar instruments); and (e) any earn-out obligation, purchase price adjustment or similar obligation (x) for which 30 days have lapsed since the date such obligation became due and payable in cash and has not been paid and (y) reflected as a liability on the balance sheet of such person in accordance with GAAP; in each case, of Holdings and its Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (but without giving effect to any election to value any such Indebtedness at “fair value”, as described in the definition of “GAAP”, or any other accounting principle that results in any such Indebtedness (other than zero coupon Indebtedness) being reflected as an amount below the stated principal amount thereof and excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with any Investment).

“Consolidated Total Net Debt” means, as of any date of determination, (a) Consolidated Total Debt as of such date, minus an amount (which shall not be less than zero) of (b) the aggregate amount of unrestricted cash and Cash Equivalent Investments owned by Holdings and its Subsidiaries, as reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP but without giving pro forma effect to the receipt of the proceeds of any Indebtedness that is incurred on such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 5.19(a)(ii).

“Covenant Compliance Period” means any period commencing on the date that Excess Availability shall have been less than the greater of (x) $2,500,000 or (y) 10% of the Aggregate Revolving Commitments for three (3) consecutive Business Days and ending on the date thereafter that Excess Availability shall have been equal to or greater than the greater of (x) $2,500,000 or (y) 10% of the Aggregate Revolving Commitments for thirty (30) consecutive calendar days.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 9.19(b).

“DDAs” means any checking, savings or other deposit account maintained by the Loan Parties.

“Debt to be Repaid” means Indebtedness listed on Schedule 4.1.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, provisional liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States, Bermuda or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would become an Event of Default.

“Default Rate” has the meaning specified in Section 2.12(c).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower Representative, the Administrative Agent, Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, the Borrower Representative, or, to the extent the Issuing Bank has outstanding LC Obligations at such time, Issuing Bank, to confirm in writing to the Administrative Agent, Issuing Bank and the Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, the Issuing Bank and the Borrower Representative), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower Representative, Issuing Bank, the Swingline Lender and each Lender.

“Determination Date” has the meaning specified in the definition of “Applicable Rate”.

“Dilution” means a percentage, based upon the experience of the immediately prior twelve months, that is the result of dividing the dollar amount of (a) discounts, advertising allowances, credits, or other similar dilutive items that are granted in the ordinary course of business with respect to the Borrowers’ Accounts during such period, by (b) the Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against (i) Eligible Investment Grade Accounts by one (1) percentage point (or portion thereof) for each percentage point (or portion thereof) by which Dilution is in excess of two and one half percent (2.5%) and (ii) Eligible Accounts by one (1) percentage point (or a portion thereof) for each percentage point (or a portion thereof) by which Dilution is in excess of five percent (5.0%).

“Disclosed Matters” means the actions, suits, litigation, investigations and proceedings and the environmental matters disclosed in Schedule 3.6.

“Disposition” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The terms “Dispose” and “Disposed of” have meanings correlative thereto.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in cash or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of any Loan Party or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Loan Party or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Document” has the meaning assigned to such term in the Uniform Commercial Code.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Dormant Subsidiary” means each Subsidiary identified as a “Dormant Subsidiary” on Schedule 5.9(c) on the Closing Date; provided that no such Subsidiary shall be deemed to be a Dormant Subsidiary for any purposes hereunder or under the other Loan Documents if such Subsidiary (i) conducts any material business operations, (ii) owns any assets other than a de minimis amount of assets (provided, that together with assets owned by other Dormant Subsidiaries, such assets do not exceed $500,000 in value) or owns any Equity Interests of any other Person that is not a Dormant Subsidiary or (iii) has any Indebtedness for borrowed money outstanding.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Accounts” means Accounts created by a Borrower which are and continue to be acceptable to the Administrative Agent in its Permitted Discretion based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

(a)          such Account is payable in Dollars and arises from the actual and bona fide sale and delivery of goods by a Borrower or rendition of services by a Borrower in the ordinary course of its business, which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b)          such Account is not due or unpaid for more than (i) sixty (60) days after the original due date or (ii) ninety (90) days after the original invoice date (or in the case of an Account that otherwise qualifies as an Eligible Investment Grade Account, (i) seventy-five (75) days after the original due date or (ii) one hundred and twenty (120) days after the original invoice date);

(c)         such Accounts are not owed by an Account Debtor where fifty percent (50%)  or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (b) above;

(d)        such Accounts of (i) a single Specified Account Debtor and its Affiliates do not constitute more than twenty-five percent (25%) of all otherwise Eligible Accounts and (ii) any other single Account Debtor and its Affiliates do not constitute more than fifteen percent (15%) of all otherwise Eligible Accounts (but, in each case, the portion of the Accounts not in excess of such percentage may, subject to the other criteria set forth herein, be deemed Eligible Accounts);

(e)           such Accounts comply with the terms and conditions contained in Section 5.15(b) of this Agreement;

(f)          such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the Account Debtor may be conditional or contingent;

(g)         the chief executive office of the  Account Debtor with respect to such Accounts is located in the United States or a province of Canada that has adopted the Personal Property Security Act of Canada;

(h)         such Accounts do not consist of progress billings (such that the obligation of the Account Debtors with respect to such Accounts is conditioned upon the applicable Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices;

(i)           the Account Debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and neither it nor its Affiliates engage in transactions with a Borrower which may give rise to any right of set-off or recoupment against such Accounts (but the portion of the Accounts of such Account Debtor in excess of the amount at any time and from time to time owed by such Borrower to such Account Debtor or claimed owed by such Account Debtor may be deemed Eligible Accounts);

(j)           there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(k)         such Accounts are subject to the first priority, valid and perfected security interest of the Administrative Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Liens other than Liens permitted by Section 6.3 which do not have priority over the Lien in favor of the Administrative Agent (without limiting the right of the Administrative Agent to establish any Reserves with respect to amounts secured by such security interest or Lien in favor of any Person even if permitted herein);

(l)          neither the Account Debtor nor any officer or employee of the Account Debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of a Group Company;

(m)        the Account Debtors with respect to such Accounts are not any foreign government, the United States, any state, political subdivision, department, agency or instrumentality thereof, unless, if the Account Debtor is the United States, any state, political subdivision, department, agency or instrumentality thereof, upon the Administrative Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to the Administrative Agent;

(n)          no proceeding has been commenced by or against the Account Debtor under any Debtor Relief Law; the Account Debtor has not failed, suspended or ceased doing business, and is not liquidating, dissolving or winding up its affairs; the Account Debtor is solvent, and the Account Debtor is not subject to any Sanctions or identified on any specially designated nationals list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control;

(o)          the Account Debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the applicable Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p)          the goods giving rise to such Account have been shipped and billed to the Account Debtor, the services giving rise to such Account have been fully performed and billed to the Account Debtor, or such Account otherwise represents a final sale;

(q)          such Accounts are owed by an Account Debtor whose total indebtedness to the Borrowers does not exceed the credit limit with respect to such account debtors as determined by the Borrowers from time to time in the ordinary course of business consistent with its current practices as of the date hereof and as is reasonably acceptable to the Administrative Agent (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts);

(r)          such Account is not evidenced by Chattel Paper, a Document or an Instrument of any kind, and has not been reduced to judgment; and

(s)          such Account does not relate to a contract or project as to which a performance bond, surety bond or similar bond or guarantee has been issued.

Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.4(b)(iii), (iv), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.4(b)(iii)).

“Eligible Foreign Accounts” means all Accounts which the Administrative Agent would otherwise deem to be Eligible Accounts except due to clause (g) of the definition thereof, so long as such Accounts are acceptable to Administrative Agent in its Permitted Discretion.

“Eligible Foreign Insured Accounts” means all Eligible Foreign Accounts of the Borrowers which are supported by credit insurance acceptable to Administrative Agent in its Permitted Discretion and as to which Administrative Agent is named lender loss payee or assignee.

“Eligible Investment Grade Accounts” means Eligible Accounts owing by an Account Debtor with a credit rating of BBB- or better issued by Standard & Poor’s Rating Services or Baa3 or better issued by Moody’s Investor Service, or in each case, the equivalent thereof as determined by Administrative Agent in its sole discretion.

“Eligible Unbilled Accounts” means Accounts of the Borrowers satisfying all criteria of Eligible Accounts except that they are Unbilled; provided, that any such Accounts shall cease to be Eligible Unbilled Accounts if such Accounts remain Unbilled for more than thirty (30) days.

“Environmental Laws” means all Applicable Law relating in any way to pollution, the protection of health and safety or the environment, preservation or reclamation of natural resources, the management, storage, use, holding, collection, accumulation, generation, manufacture, processing, treatment, stabilization, disposition, handling, transportation, release or threatened release of any Hazardous Material, air emissions, discharges to waste or public systems or to health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” means each Loan Party’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed, and including embedded software, vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“Equity Interests” means shares of capital stock, shares, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Group Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code, solely for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by a Group Company or any ERISA Affiliate to meet the minimum funding standards or minimum required contribution requirements under the Pension Funding Rules with respect to a Pension Plan, or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules with respect to a Pension Plan; (c) the incurrence by a Group Company or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by a Group Company or any ERISA Affiliate from a Multiemployer Plan or the receipt by a Group Company or any of their respective ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Group Company or any of their respective ERISA Affiliates of any notice, that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing by a Group Company or any of its ERISA Affiliates with the PBGC of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the receipt by any Group Company or any of their respective ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the institution by the PBGC of proceedings to terminate a Pension Plan under Section 4042 of ERISA, or the appointment of a trustee to administer any Pension Plan; (g) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (h) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Group Company or any ERISA Affiliate; (i) the engagement by a Group Company or any ERISA Affiliate in a transaction subject to Section 4069 or Section 4212(c) of ERISA; (j) the imposition of a lien upon a Group Company pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (k) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Erroneous Payment” has the meaning specified in Section 8.16(a).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 8.16(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Article VII.

“Evergreen Letter of Credit” has the meaning specified in Section 2.5(b).

“Excess Availability” means the amount, as determined by the Administrative Agent, calculated at any time, equal to: (a) the Line Cap, minus (b) the Aggregate Revolving Credit Exposure.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Asset” has the meaning assigned to such term in the Security Agreement.

“Excluded Deposit Account” means (i) any deposit accounts used exclusively for payroll, payroll taxes and other employee wage and benefit payments, (ii) any withholding tax and fiduciary accounts, (iii) any zero balance disbursement account and (iv) any deposit account of any Loan Party, so long as the Loan Parties do not maintain deposits in excess of $500,000 in all such accounts in the aggregate at any time; provided, that, to the extent any such deposit accounts that were previously Excluded Deposit Accounts solely because they did not meet the threshold set forth in this clause (iv) contain in the aggregate more than $500,000, then the Loan Parties shall, not later than ninety (90) days (or such longer period as the Administrative Agent may agree in its discretion) after such accounts exceed such threshold (x) designate in writing to the Administrative Agent one or more of such deposit accounts as no longer being “Excluded Deposit Accounts” to the extent required such that the deposit accounts do not exceed the threshold in this clause (iv) and (y) execute Secured Deposit Account Agreements with respect to any such deposit accounts in compliance with the provisions of Section 5.19 within such time period.

“Excluded Subsidiary” means any direct or indirect Subsidiary of the Borrowers that is (i) a CFC, (ii) a Dormant Subsidiary, (iii) a Foreign Subsidiary, (iv) a Subsidiary that is not a Wholly Owned Subsidiary or (v) any Subsidiary of any Excluded Subsidiary under clauses (i), (iii) and (iv).

 “Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility” means the Revolving Commitments and the extensions of credit made thereunder.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning specified in Section 3.19.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means that certain Fee Letter, dated as of the Closing Date (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), between the Borrower Representative and the Administrative Agent.

“Financial Covenants” means the covenants set forth in clauses (a) and (b) of Section 6.1.

“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fixed Charge Coverage Ratio” means, for any period, as to Holdings and its Subsidiaries on a consolidated basis, the ratio of (a) (i) Consolidated EBITDA for such period, minus (ii) all Unfinanced Capital Expenditures of Holdings and its Subsidiaries on a consolidated basis, for such period minus (iii) all Taxes paid in cash by Holdings and its Subsidiaries for such period, net of all Tax refunds received in cash by Holdings and its Subsidiaries for such period, minus (iv) all distributions and dividends made in cash by Holdings and its Subsidiaries (other than to Holdings and its Subsidiaries) for such period to (b) the Fixed Charges of Holdings and its Subsidiaries on a consolidated basis for such period.

“Fixed Charges” means, as to Holdings and its Subsidiaries on a consolidated basis, with respect to any period, the sum of, without duplication, (a) all Consolidated Interest Expense paid in cash, plus (b) all scheduled and mandatory principal payments of Indebtedness (other than the Obligations) for borrowed money, plus (c) without duplication of items (a) and (b) of this definition, the principal component with respect to Indebtedness under Capital Leases paid in cash.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR. For the avoidance of doubt the initial Floor for Term SOFR shall be 0%.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Group Company or any Subsidiary of a Loan Party with respect to employees employed outside the United States (other than any governmental arrangement or other plan, program, policy, arrangement or agreement that is maintained by a Governmental Authority or that is mandated by a Governmental Authority).

“Foreign Subsidiary” means a Subsidiary of a Loan Party that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations with respect to Letters of Credit issued by the Issuing Bank other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to Section 1.4, United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States of America or any other nation, territory, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Group Company” means, individually, each Loan Party and each Holding Company and “Group Companies” mean, collectively, the Loan Parties and the Holding Companies.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” means, collectively, (i) the Obligations and (ii) all Bank Product Obligations, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Group Company or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, the “Guaranteed Obligations” shall exclude any Excluded Swap Obligations.

“Guarantor” means each Holding Company and each other Person who may from time to time be required to deliver a Guaranty hereunder.

“Guaranty” means (a) the guaranty made by the Article X Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties, pursuant to Article X of this Agreement, and (b) any other guaranty agreement in form and content reasonably satisfactory to the Administrative Agent and the Lenders evidencing the obligation of a Person to guarantee payment of the Secured Obligations of the Borrowers.

“Hazardous Materials” means all explosive, carcinogenic, mutagenic or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or their Subsidiaries shall be a Hedging Agreement.

“Holding Company” means, individually, each of Holdings and Intermediate Holdings, and “Holdings Companies” mean, collectively, Holdings and Intermediate Holdings.

“Holdings” has the meaning specified in the preamble.

“HSBC” has the meaning specified in the preamble.

“HSBC ME RCF Loan Documents” means, collectively, (i) that certain Revolving Loan Agreement (Committed), dated as of the Closing Date, between Ibex Global FZ-LLC, as borrower, and HSBC Bank Middle East Limited, as lender (the “HSBC ME RLA”) and (ii) each other Facility Document (as such term is defined in the HSBC ME RLA), each as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“HSBC ME RCF Obligations” means all obligations of Ibex Global FZ-LLC under the HSBC ME RCF Loan Documents, and any guaranty of such obligations by Holdings.

“Increased Cost Lender” has the meaning specified in Section 2.19(b).

“Incremental Commitment” has the meaning set forth in Section 2.22(a).

“Incremental Commitment Increase Effective Date” has the meaning set forth in Section 2.22(d).

“Incremental Commitment Joinder Agreement” means an Incremental Commitment Joinder Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Loan Parties.

“Incremental Commitment Request” has the meaning set forth in Section 2.22(a).

“Incremental Lender” has the meaning set forth in Section 2.22(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all obligations of such Person upon which interest charges are customarily paid, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Attributable Indebtedness, (h) all direct or contingent obligations of such Person arising under or in respect of (i) letters of credit (including standby and commercial), bankers’ acceptances, demand guarantees and similar independent undertakings and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person, (i) all obligations of such Person in respect of Disqualified Equity Interests, and (j) all obligations, contingent or otherwise, of such Person under Hedging Agreements after giving effect to any legally enforceable netting obligations. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Group Company under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.3(b).

“Ineligible Institution” means (a) any competitors of the Holding Companies or any Subsidiaries thereof which shall have been specified in writing by the Borrower Representative to the Administrative Agent (i) prior to the Closing Date and (ii) on or after the Closing Date with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and (b) with respect to the Persons identified in clause (a), in each case, any person that is (x) identified by the Borrower Representative in writing from time to time to the Administrative Agent as an Affiliate of such Person, and/or (y) an Affiliate of any such Person that is reasonably identifiable on the basis of their name.

“Information” has the meaning specified in Section 9.12.

“Intercompany Subordination Agreement” means an intercompany subordination agreement substantially in the form of Exhibit J.

“Intermediate Holdings” has the meaning specified in the preamble.

“Intermediate Holdings Pledge Agreement” means the Pledge Agreement made by Intermediate Holdings in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit I.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.7, which shall be substantially in the form of Exhibit F.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each month and the Maturity Date, (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and the Maturity Date, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, as to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1) month thereafter (subject to the availability thereof),as the Borrower Representative may specify in the applicable Borrowing Request or Interest Election Request; provided that, (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period,  (c) no Interest Period shall extend beyond the Maturity Date, and (d) no tenor that has been removed from this definition pursuant to Section 2.13 shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” means and includes all of each Loan Party’s inventory (as defined in Article 9 of the Uniform Commercial Code), and all of each Loan Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service, lease or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, all other inventory of such Loan Party, and all documents of title or other documents representing them.

“Investment” means, as to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property or any payment for property or services for the account or use of others), or any direct or indirect purchase or acquisition (in one transaction or a series of transactions) of Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, and any purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit, line of business or division of such Person; provided that, the endorsement of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Bank” means HSBC (through itself or through one of its designated Affiliates or branch offices), in its capacity as issuer of Letters of Credit hereunder. The Issuing Bank may, with the consent of the Borrower Representative (not to be unreasonably withheld, conditioned or delayed), arrange for one or more Letters of Credit to be issued by branches or Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate.

“Laws” means, collectively, all international, supranational, foreign, federal, state and local statutes, legislations, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by, or otherwise acceptable to, the Issuing Bank.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” means, as to any Letter of Credit, each application therefor and any other document, agreement and instrument entered into by a Borrower, another Loan Party or their Subsidiaries with or in favor of the Issuing Bank and relating to such Letter of Credit.

“LC Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Obligations of any Lender at any time shall be its Applicable Percentage of the total LC Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“LC Sublimit” means an amount equal to the lesser of (a) $5,000,000, and (b) the Line Cap. The LC Sublimit is part of, and not in addition to, the Facility.

“Lender” means each Person listed on Schedule 2.1 and any other Person that shall have become a party hereto as a Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context requires otherwise, the term “Lender” includes the Swingline Lender but does not include the Administrative Agent or the Issuing Bank in their respective capacities as the Administrative Agent or as Issuing Bank.

“Lender Provided Financial Service Product” means any agreement or other arrangements under which any Lender or any Affiliate of any Lender provides any of the following products or services to any Group Company or any of their Subsidiaries: (a) cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, credit cards (including, without limitation, commercial credit cards, virtual cards, purchasing cards and business debit cards), non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services, or (b) foreign currency exchange.

“Lender Provided Hedging Agreement” means any Hedging Agreement between any Group Company or any of their Subsidiaries and a counterparty that is a Lender or an Affiliate of a Lender.

“Letter of Credit” means any standby letter of credit issued hereunder. Letters of Credit shall be available by sight payment and not by deferred payment, acceptance or negotiation. For the avoidance of doubt, the term “Letter of Credit” shall not include any letter of credit, demand guarantee or other undertaking issued by any Person (including any branch or Affiliate of an Issuing Bank) that is supported by a Letter of Credit issued by the Issuing Bank hereunder pursuant to a back-stop or counter-standby structure.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, charge, or preference, priority or other security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Line Cap” means, at any time of determination, the lesser of (a) the Aggregate Revolving Commitments and (b) the Borrowing Base.

“Loan Document” means, collectively, this Agreement, each Guaranty, the Security Documents, the Intercompany Subordination Agreement, any fee letters, the Notes, the LC Documents and any other documents, agreements, certificates or instruments executed by or on behalf of any Group Company or entered into in connection herewith, except that the term “Loan Documents” shall not include any Letters of Credit issued pursuant to this Agreement.

“Loan Party” means, individually, each Borrower and each Guarantor (other than the Holding Companies) and “Loan Parties” mean, collectively, the Borrowers and the Guarantors (other than the Holding Companies).

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement (including for the avoidance of doubt, Overadvance Loans and Protective Advances).

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on (a) the business, assets, property, operations, liabilities or condition (financial or otherwise) of (i) the Loan Parties and their Subsidiaries, taken as a whole or (ii) Holdings and its Subsidiaries, taken as a whole, (b) the ability of any Group Company to perform any of its obligations under any Loan Document, (c) the legality, validity, binding effect or enforceability of this Agreement or any other Loan Document or the rights of or remedies or benefits available to the Administrative Agent, the Issuing Bank or any Lender under the Loan Documents, or (d) the Administrative Agent’s first priority security interest (subject to any Permitted Encumbrances) in the Collateral.

“Material Indebtedness” means (a) Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $1,500,000 and (b) the HSBC ME RCF Obligations. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Loan Parties or their Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (after giving effect to legally enforceable netting obligations) that any Loan Party or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the earlier to occur of the following: (a) October [__], 2027 and (b) the termination or maturity of the HSBC ME RCF Obligations.

“Minimum Cash Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposures of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time, and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Bank in its sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Group Company or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Multiple Employer Plan” means a Pension Plan with respect to which a Group Company or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalent Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP (provided that, following the termination of such reserves, proceeds equal to any unused reserves shall be applied in accordance with Section 2.10(b)), and (b) in connection with any incurrence of Indebtedness or issuance or sale of Equity Interests, the cash proceeds received from such incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 9.2(b), and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.5(b).

“Note” has the meaning specified in Section 2.9(f).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Group Company arising under any Loan Document, or otherwise with respect to any Loan or Letter of Credit (including, without limitation, the obligations to pay, discharge or satisfy any Erroneous Payment Subrogation Rights), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Group Company or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, the “Obligations” shall exclude any Excluded Swap Obligations. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Loan Parties under any Loan Document and (b) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent any Lender, or the Issuing Bank, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties.

“Organizational Documents” means (a) as to any corporation or company, the charter or certificate or articles of incorporation, memorandum of association and the bylaws or bye-laws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Overadvance Loans” has the meaning specified in Section 2.23.

“Participant” has the meaning specified in Section 9.4(d).

“Participant Register” has the meaning specified in Section 9.4(d).

“PATRIOT Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Conditions” means, with respect to any action: (a) no Default or Event of Default has then occurred and is continuing or would result from any such action, (b) Excess Availability shall exceed the greater of (i) 25% of the Line Cap and (ii) Six Million Two Hundred Fifty Thousand Dollars ($6,250,000), in each case, both immediately after giving pro forma effect to such relevant action and on a pro forma basis for the immediately prior thirty (30) consecutive calendar days (determined as if such action had occurred on the first day of such thirty (30) day period), and (c) pro forma compliance with the Financial Covenants (regardless of whether a Covenant Compliance Period is then in effect) accounting for such action in such calculation, as of the end of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1(b).

“Payment in Full” or “Paid in Full” means, as of any date of determination, that (a) the Obligations (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto) are fully paid in cash and satisfied, all Letters of Credit have been cancelled and returned to Issuing Bank, or Cash Collateralized in an amount at least equal to one hundred five percent (105%) of the then LC Exposure or on terms satisfactory to the Administrative Agent and Issuing Bank, and all Bank Product Obligations have been terminated or arrangements satisfactory to the applicable Bank Product Provider have been made with respect to such Bank Product Obligations, and (b) no Commitment of any Lender then exists.

“Payment Recipient” has the meaning specified in Section 8.16(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by a Group Company or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Discretion” means a determination made in good faith and in the exercise (from the perspective of an asset-based lender) of commercially reasonable business judgment.

“Permitted Encumbrances” means:

(a)           Liens imposed by Law for taxes that are not yet due or delinquent or are being contested in compliance with Section 5.4;

(b)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.4;

(c)         pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d)          deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.1(k);

(f)          easements, zoning restrictions, rights-of-way and similar encumbrances on Real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Group Companies or any Subsidiary thereof;

(g)          any interest or title of a lessor under any operating lease entered into by the Group Companies or any Subsidiary thereof in the ordinary course of its business and covering only the assets so leased; and

(h)           Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens or rights of set-off;

provided that, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Tax Distributions” means for any taxable period for which the Loan Parties or any of their Subsidiaries are members of a consolidated, combined, unitary or similar income tax group for U.S. federal or applicable foreign, state or local income tax purposes of which a direct or indirect parent of the Loan Parties (“Parent Company”) is the common parent (including for any taxable period for which the income of the Loan Parties or their Subsidiaries is reflected on the income tax returns of a Parent Company either as a result of the Loan Parties or their Subsidiaries being disregarded entities of such Parent Company or disregarded entities of a partnership or other “flow-through” entity in which the Parent Company has an interest) (a “Tax Group”), an amount equal to the portion of any U.S. federal, foreign, state and local income taxes of such Tax Group for such taxable period that are attributable to the taxable income of the Loan Parties and their Subsidiaries (net of any payments of such taxes made by the Loan Parties or their Subsidiaries).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of any Loan Party or any Subsidiary thereof, or any such plan to which any Loan Party or any Subsidiary thereof is required to contribute on behalf of any of its employees or with respect to which any Group Company has any liability, other than any Multiemployer Plan or any plan that is maintained by a Governmental Authority or that is mandated by a Governmental Authority.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pledged Equity Interests” has the meaning set forth in the Security Agreement.

“Prime Rate” means the rate of interest per annum equal to the “prime rate” as displayed on the Bloomberg screen page that displays such rate; provided that if such rate of interest does not appear on a page of the Bloomberg screen, on the appropriate page of such other information service or such other source that publishes such rate as shall be selected by the Administrative Agent, then the “Prime Rate” shall mean the rate of interest per annum announced by the Administrative Agent as its prime rate in effect at its principal office. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments, and the denominator of which is the amount of the Aggregate Commitments under the Facility; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Protective Advances” has the meaning set forth in Section 2.24.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 9.1(d).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 9.19(a).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means any real property owned or leased by any Loan Party or any of its Subsidiaries.

“Recipient” means (a) the Administrative Agent, (b) any Lender, or (c) the Issuing Bank, as applicable.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party.

“Register” has the meaning specified in Section 9.4(c).

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors and representatives, including accountants, auditors, and legal counsel of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning specified in Section 8.6(b).

“Rent and Charges Reserve” means a reserve, established in the Administrative Agent’s Permitted Discretion, for any location where physical books and records are located, unless a Collateral Access Agreement has been obtained from the applicable landlord.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided that (i) if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders and (ii) the Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. For purposes of determining the number of Lenders for this definition, each Lender and its Affiliates and Approved Funds shall be treated as one Lender.

“Reserves” means the sum (without duplication of any other Reserve or items that are otherwise addressed or excluded through eligibility criteria) of (a) the Bank Product Reserve; (b) Dilution Reserves; (c) Rent and Charges Reserves (provided that no Rent and Charges Reserve will be implemented so long as the books and records of the Group Companies are maintained in a cloud-based system, as determined by Administrative Agent in  its Permitted Discretion); and (d) such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion may elect to establish from time to time.

“Resignation Effective Date” has the meaning specified in Section 8.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) the chief executive officer, president, executive vice president, secretary or a Financial Officer of a Group Company, (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.1, any director, vice president, secretary or assistant secretary of a Group Company and (c) solely for purposes of Borrowing Requests, requests for letters of credit, prepayment notices and notices for Revolving Commitment terminations or reductions given pursuant to Article II, any other officer or employee of a Loan Party so designated from time to time by one of the officers described in clause (a) in a notice to the Administrative Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Administrative Agent).  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Group Company, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Group Company.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Loan Party or any of their Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of any Loan Party or of their Subsidiaries or any option, warrant or other right to acquire any such Equity Interests of any Loan Party or any of their Subsidiaries, (ii) any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Indebtedness subordinated to the Obligations, (iii) any payment of management fees or similar fees by any Loan Party or any of their Subsidiaries to any of its equity holders or any Affiliate thereof and (iv) any purchase of Equity Interests issued by any Loan Party from present or former officers, directors or employees (or their respective spouses, ex-spouses or estates) of any Loan Party or any of their respective Subsidiaries in connection with restricted stock or the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans upon the death, disability, retirement, severance or termination of employment of such officer, director or employee.

“Revolving Commitment” means, with respect to each Lender on any date, the commitment, if any, of such Lender to make Revolving Loans and to purchase or otherwise acquire participations in LC Obligations and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.22, (b) reduced from time to time pursuant to Section 2.8, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. As of the Closing Date, the aggregate amount of the Lenders’ Revolving Commitments is $25,000,000.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of such Lender’s outstanding Revolving Loans and such Lender’s participation in LC Obligations, Swingline Loans, Overadvance Loans and Protective Advances at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.1.

“S&P” means S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sanctions” has the meaning specified in Section 3.14.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Deposit Account” means any DDA subject to a Secured Deposit Account Agreement.

“Secured Deposit Account Agreement” means a multi-party springing blocked account control agreement or lockbox account agreement with the bank at which a Secured Deposit Account is maintained, in form and substance reasonably satisfactory to the Administrative Agent.

“Secured Obligations” means, collectively, (i) the Obligations, (ii) all Bank Product Obligations and (iii) the HSBC ME RCF Obligations, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Group Company or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, the “Secured Obligations” shall exclude any Excluded Swap Obligations.

“Secured Parties” means the Administrative Agent, each Lender and any other holder of Secured Obligations.

“Security Agreement” means the Security Agreement made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Security Documents” means the Security Agreement, the Intermediate Holdings Pledge Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Secured Obligations.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Specified Account Debtors” means DentaQuest, LLC, Peloton Interactive, Inc., Lowe’s Companies, Inc., Modivcare Solutions, LLC, CareFirst Management Company, LLC (successor-in-interest to CareFirst of Maryland, Inc. d/b/a CareFirst BlueCross BlueShield) and Comcast Cable Communications Management, LLC.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.9).

“Subsidiary” means, with respect to any Person, any other Person the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, by such Person, or (b) that is, as of such date, otherwise Controlled, directly, or indirectly through one or more intermediaries, by such Person.

“Supermajority Lenders” means, as of any date of determination, Lenders (other than Defaulting Lenders) holding more than 66 2/3% of the Aggregate Revolving Commitments (excluding any Commitments of Defaulting Lenders), or if the Revolving Commitments have been terminated, Lenders (other than Defaulting Lenders) holding more than 66 2/3% of the aggregate Revolving Credit Exposure of all Lenders (excluding Revolving Credit Exposure of Defaulting Lenders); provided that, (i) if there are fewer than three (3) Lenders, Supermajority Lenders shall mean all Lenders and (ii) the Revolving Commitments and Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Supermajority Lenders at any time. For purposes of determining the number of Lenders for this definition, each Lender and its Affiliates and Approved Funds shall be treated as one Lender.

“Supported QFC” has the meaning specified in Section 9.19(a).

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means HSBC, in its capacity as lender of Swingline Loans hereunder and any successors in such capacity.

“Swingline Loan” means a Loan made pursuant to Section 2.4.

“Swingline Sublimit” means an amount equal to the lesser of (a) $2,500,000, and (b) the Line Cap. The Swingline Sublimit is part of, and not in addition to, the Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

 “Term SOFR” means,

(a)         for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)          for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Alternate Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Alternate Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Alternate Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then such rate shall be deemed to be equal to the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” means, as to any Borrowing, the Term SOFR Loans comprising such Borrowing.”

“Term SOFR Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and the Revolving Credit Exposure  of such Lender at such time.

“Total Net Leverage Ratio” means (A) with respect to Holdings and its Subsidiaries, Consolidated Total Net Debt, divided by (B) with respect to Holdings and its Subsidiaries, Consolidated EBITDA.

“Trade Date” has the meaning specified in Section 9.4(b)(i)(B).

“Transaction Expenses” means any fees or expenses incurred or paid by the Group Companies in connection with the Transactions, this Agreement, the other Loan Documents, the HSBC ME RCF Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means the execution, delivery and performance by the Loan Parties and Holdings Companies of the Loan Documents, as applicable, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Treasury Regulations” means the regulations issued by the IRS under the Code, as such regulations may be amended from time to time.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Alternate Base Rate.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Bribery Act” has the meaning specified in Section 3.19.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unbilled” means, with respect to any Accounts, such Account is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent for any specified period of time after the goods or services giving rise to such Account have been delivered or completed.

“Unfinanced Capital Expenditures” means all Capital Expenditures of Holdings and its Subsidiaries on a consolidated basis other than those made utilizing financing provided by applicable seller or third party lenders.  For the avoidance of doubt, Capital Expenditures made by Loan Parties utilizing Revolving Loans shall be deemed Unfinanced Capital Expenditures.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 9.19(a).

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.17(g).

“Voting Equity Interest” means, as to any Person, an Equity Interest in such Person having ordinary voting power with respect to the board of directors or other governing body of such Person.

“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares required by law) are owned by such Person directly or through other Wholly Owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2.          Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Loan Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Revolving Loan Borrowing”).

Section 1.3.          Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. The word “year” shall refer (i) in the case of a leap year, to a year of three hundred sixty-six (366) days, and (ii) otherwise, to a year of three hundred sixty-five (365) days. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (g) the words “renew”, “renewal” and variations thereof as used herein with respect to a Letter of Credit means to extend the term of such Letter of Credit or to reinstate an amount drawn under such Letter of Credit or both.

Section 1.4.           Accounting Terms and Determinations; GAAP.

(a)        Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower Representative to the Lenders pursuant to Sections 3.4 and 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Holdings and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)         Changes in GAAP. If the Borrower Representative notifies the Administrative Agent that the Loan Parties request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.5.          Rounding. Any financial ratios required to be maintained by the Group Companies pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6.          Time of Day. Unless otherwise specified, all references herein to time of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.7.          Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.8.          Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.9.          Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section 1.10.         Borrower Representative.  Each Borrower hereby designates Ibex Global Solutions, Inc. as its Borrower Representative.  The Borrower Representative will be acting as agent on each Borrower’s behalf for the purposes of issuing notices of borrowing and notices of conversion/continuation of any Loans or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents.  The Borrower Representative hereby accepts such appointment.  Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 1.11.         Nature of Obligations; Joint and Several Liability.

(a)          The Borrowers agree that all Secured Obligations of each Borrower under or in respect of this Agreement or any other Loan Document shall be joint and several obligations of all the Borrowers.

(b)          Each Borrower waives presentment to, demand of payment from and protest to the other Borrowers of any of the Secured Obligations, and also waives notice of acceptance of its Secured Obligations and notice of protest for nonpayment. The Secured Obligations of a Borrower hereunder shall not be affected by (i) the failure of any Lender or Administrative Agent to assert any claim or demand or to enforce any right or remedy against the other Borrowers under the provisions of this Agreement or any of the other Loan Documents or otherwise; (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents or any other agreement; or (iii) the failure of any Lender to exercise any right or remedy against any other Borrower.

(c)          Each Borrower further agrees that its agreement hereunder constitutes a promise of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any other Borrower or any other Person.

(d)       The Secured Obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations of the other Borrowers or otherwise, other than the payment or Payment in Full of the Secured Obligations. Without limiting the generality of the foregoing, the Secured Obligations of each Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations of the other Borrowers, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of such Borrower as a matter of law or equity, other than the payment or performance in full in cash of the Secured Obligations.

(e)          Each Borrower further agrees that its Secured Obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Secured Obligation of the other Borrowers is rescinded or must otherwise be restored by Administrative Agent or any Lender upon the occurrence of any event described in Sections 7.1(h) or (i) in respect of such Borrower, any of the other Borrowers or otherwise.

(f)           In furtherance of the foregoing and not in limitation of any other right which Administrative Agent or any Lender may have at law or in equity against any Borrower by virtue hereof, upon the failure of a Borrower to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each other Borrower hereby promises to and will, upon receipt of written demand by Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Secured Obligations, and thereupon each Lender shall, in a reasonable manner, assign the amount of the Secured Obligations of the other Borrowers owed to it and paid by such Borrower pursuant to this guarantee to such Borrower, such assignment to be pro tanto to the extent to which the Secured Obligations in question were discharged by such Borrower, or make such disposition thereof as such Borrower shall direct (all without recourse to any Lender and without any representation or warranty by any Lender).

(g)          Upon payment by a Borrower of any amount as provided above, all rights of such Borrower against another Borrower, as the case may be, arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior Payment in Full of all the Secured Obligations.

(h)          Each Borrower, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that the agreement and the Secured Obligations of each Borrower hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the agreement and the Secured Obligations of each Borrower hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Borrowers hereby irrevocably agree that the Secured Obligations of each Borrower hereunder shall be limited to the maximum amount as will result in the Secured Obligations of such Borrower hereunder not constituting a fraudulent transfer or conveyance. Each Borrower hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party, such Borrower will contribute, to the maximum extent permitted by law, such amounts to each other Borrower so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

ARTICLE II.

THE CREDITS

Section 2.1.          Revolving Commitments.  Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Revolving Loans to the Borrowers in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing to any Swingline Loans outstanding pursuant to Section 2.4) in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment then in effect, and (ii) the sum of the total Revolving Credit Exposure exceeding the Line Cap then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

Section 2.2.          Loans and Borrowings.

(a)          Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that, the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.4.

(b)          Subject to Section 2.13, each Revolving Loan Borrowing shall be comprised entirely of Base Rate Loans or Term SOFR Loans, as the Borrower Representative may request in accordance with this Agreement; provided that, all Borrowings made on the Closing Date must be made as Base Rate Borrowings but may be converted into SOFR Borrowings in accordance with Section 2.7. Each Swingline Loan shall be a Base Rate Loan.

(c)          At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $250,000. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $250,000; provided that, a Base Rate Revolving Loan Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments then in effect or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that, there shall not at any time be more than a total of six (6) SOFR Borrowings of any type outstanding.

(d)          Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.3.         Requests for Borrowings. To request a Borrowing (other than a Swingline Loan Borrowing, which may be requested under Section 2.4(b)), the Borrower Representative shall notify the Administrative Agent of such request by submitting a Borrowing Request signed by the Borrower Representative by (a) in the case of a Term SOFR Borrowing, not later than 11:00 a.m. three (3) Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m. one (1) Business Day before the date of the proposed Borrowing; provided that, any such notice of a Base Rate Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e) may be given not later than 10:00 a.m. on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be submitted by hand delivery, telecopy or (if arrangements for doing so have been approved by the Administrative Agent) electronic communication to the Administrative Agent. Each such Borrowing Request shall specify the following information in compliance with Section 2.2:

(i)          the aggregate principal amount of the requested Borrowing;

(ii)          the date of such Borrowing, which shall be a Business Day;

(iii)         whether such Borrowing is to be a Base Rate Borrowing or a Term SOFR Borrowing;

(iv)       in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)         the location and number of the Borrowers’ account to which funds are to be disbursed, which shall comply with the requirements of Section 2.6.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.4.          Swingline Loans.

(a)          Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance on the agreements of the Lenders set forth in this Section 2.4, agrees to make Swingline Loans under the Revolving Commitments to the Borrowers in Dollars from time to time on any Business Day during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit, (ii) the total Revolving Credit Exposure exceeding the Line Cap then in effect, or (iii) the Revolving Credit Exposure of any Lender exceeding such Lender’s Revolving Commitment; provided that, the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be in an amount that is not less than $1,000,000. Swingline Loans shall be Base Rate Loans. Immediately upon the making of a Swingline Loan by the Swingline Lender, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a participation in such Swingline Loan in an amount equal to such Lender’s Applicable Percentage of the amount of such Swingline Loan.

(b)          To request a Swingline Loan, the Borrower Representative shall notify the Administrative Agent of such request by submitting a Borrowing Request signed by the Borrower Representative (by hand delivery, telecopy or, if arrangements for doing so have been approved by the Administrative Agent, electronic communication), not later than 12:00 noon on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower Representative. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to a deposit account of the Borrowers with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e), by remittance to the Issuing Bank) by 3:00 p.m. on the requested date of such Swingline Loan.

(c)          (i)         The Swingline Lender may, at any time and from time to time in its sole and absolute discretion, request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), on one (1) Business Days’ notice given by the Swingline Lender not later than 12:00 noon, that each Lender make, and each Lender hereby agrees to make, a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Sections 2.2 and 2.3, without regard to the minimums and multiples specified therein, but subject to the aggregate unused Revolving Commitments and the conditions set forth in Section 4.2. The Swingline Lender shall furnish the Borrower Representative with a copy of such Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s office not later than 10:00 a.m. one (1) Business Day after the date of such Borrowing Request, whereupon, subject to clause (c)(ii) of this Section, each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount.

(ii)         If for any reason any Swingline Loan cannot be refinanced by a Revolving Loan Borrowing in accordance with clause (c)(i) of this Section, the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender (or, if the Swingline Lender has not submitted a request for Base Rate Loans, the Swingline Lender may request by notice to the Administrative Agent) that each of the Lenders fund its participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to clause (c)(i) shall be deemed payment in respect of such participation. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan funded pursuant to this clause (c)(ii), and thereafter payments in respect of such Swingline Loan (to the extent of such funded participations) shall be made to the Administrative Agent and not to the Swingline Lender.

(iii)        Each Lender agrees that its obligation to acquire participations in Swingline Loans and make Revolving Loans pursuant to this Section 2.4 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, counterclaim, recoupment, defense, deduction, abatement, withholding or reduction whatsoever; provided that, each Lender’s obligation to make Revolving Loans pursuant to this Section is subject to the conditions set forth in Section 4.2.

(iv)         Each Lender shall comply with its obligations under this Section 2.4(c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due) shall be promptly remitted, in like funds received, to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent, in such funds, to the Lenders that shall have made their payments pursuant to this Section 2.4(c) and to the Swingline Lender, as their interests may appear; provided that, any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this Section 2.4 shall not relieve the Borrowers of any default in the payment thereof. Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to this Section 2.4 if an Event of Default had occurred and was continuing at the time such Swingline Loan was made and such Lender notified the Swingline Lender in writing, at least one (1) Business Day prior to the time such Swingline Loan was made, that such Event of Default had occurred and that such Lender would not acquire participations in Swingline Loans made while such Event of Default was continuing.

(v)        The Swingline Lender may resign at any time by giving thirty (30) days’ prior notice of its resignation to the Administrative Agent, the Lenders and the Borrower Representative. Upon receipt of any such notice of resignation, a successor Swingline Lender (which shall be a Lender) may be appointed by the Required Lenders or the Borrower Representative, in each case, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed). If no such successor shall have been so appointed by the Required Lenders or the Borrower Representative and shall have accepted such appointment within thirty (30) days after the retiring Swingline Lender gives notice of its resignation (or such earlier day as shall be agreed by the Borrower Representative), such resignation shall become effective on such thirtieth (30th) day, whether or not a successor has been appointed. After the resignation of a Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation but shall not be required to make any additional Swingline Loans.

Section 2.5.          Letters of Credit.

(a)          General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.1, the Borrowers may request the Issuing Bank, in reliance on (among other things) the agreements of the Lenders set forth in this Section 2.5, to issue, at any time and from time to time on any Business Day during the Availability Period, Letters of Credit denominated in Dollars for the account of the Borrowers, any other Loan Parties or any of their Subsidiaries in such form as is acceptable to the Issuing Bank in its reasonable determination; provided that the Issuing Bank shall not be obligated to issue any Letter of Credit or to amend, extend, reinstate or otherwise modify any Letter of Credit if, after giving effect thereto, (A) the total Revolving Credit Exposure would exceed the Line Cap then in effect, (B) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Commitment, or (C) the LC Obligations would exceed the LC Sublimit. Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments. Notwithstanding anything herein to the contrary, the Issuing Bank shall have not any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Person that is the subject of Sanctions or in any country or territory that is the subject of comprehensive Sanctions, or (ii) in any manner that would result in a violation of applicable Sanctions by any party to this Agreement.

(b)          Notice of Issuance, Extension, Reinstatement or Other Amendment; Certain Conditions.

(i)          To request the issuance of a Letter of Credit (or the extension of its term, reinstatement of amounts paid, or other amendment or extension of its terms and conditions), the Borrowers shall deliver by hand or telecopy (or if arrangements for doing so have been approved by the Issuing Bank, transmit by electronic communication) to the Issuing Bank and to the Administrative Agent (reasonably in advance of the requested date of issuance, extension, reinstatement or other amendment) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be extended, reinstated or otherwise amended, and specifying the date of issuance, extension, reinstatement or other amendment (which shall be a Business Day), the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, extend, reinstate or otherwise amend such Letter of Credit.  If requested by the Issuing Bank, the Borrowers also shall submit a LC Application and reimbursement agreement on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.   In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any form of LC Application and reimbursement agreement or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii)         If the Borrowers so request in any notice requesting the issuance of a Letter of Credit (or the amendment of an outstanding Letter of Credit), the Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit shall permit the Issuing Bank to prevent any such extension at least once in each one-year period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such one-year period to be agreed upon by the Borrowers and the Issuing Bank at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrowers shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.5(c); provided, that the Issuing Bank shall not (1) permit any such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) be obligated to permit such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date), or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrowers that one or more of the applicable conditions set forth in Section 4.2 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

(iii)       The Issuing Bank shall be under no obligation to issue any Letter of Credit if: (1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or request that the Issuing Bank refrain from issuing such Letter of Credit, or any Law applicable to the Issuing Bank shall prohibit the issuance of letters of credit generally or such Letter of Credit In particular, or any such order, judgment or decree, or Law shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any reimbursed loss, cost or expense that was not applicable on the Closing Date and that the Issuing Bank in good faith deems material to it; (2) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; or (3) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is in an initial stated amount less than $500,000.

(iv)       A Letter of Credit shall be issued, extended, reinstated or otherwise amended only if (and upon issuance, extension, reinstatement or other amendment of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, extension, reinstatement or other amendment (1) the LC Obligations shall not exceed the LC Sublimit, (2) the total Revolving Credit Exposure shall not exceed the Line Cap then in effect, and (3) the conditions set forth in Section 4.2 are satisfied or waived.

(v)        The Issuing Bank shall be under no obligation to issue any amendment to any Letter of Credit if the Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof.

(c)          Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, one year after the then-current expiration date of such Letter of Credit), and (ii) the date that is ten (10) Business Days prior to the Maturity Date.

(d)          Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof), and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.5(d) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any extension, reinstatement or other amendment of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in clause (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)          Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse the Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 P.M. on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 10:00 A.M. on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 2:00 P.M on (i) the Business Day that the Borrowers receive such notice, if such notice is received prior to 10:00 A.M. on the day of receipt, or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000.00, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with a Base Rate Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this Section 2.5(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.5(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.5(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Base Rate Revolving Loans or Swingline Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)          Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in clause (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrowers’ Obligations hereunder.

None of the Administrative Agent, the Lenders or the Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance, assignment or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any circumstance referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to indirect, special, punitive, consequential or exemplary damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by Applicable Law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as determined in a final and non-appealable judgment by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination and that: (i) the Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or amendment thereto with a replacement marked as such or waive a requirement for its presentation; (ii) the Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms and conditions of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms and conditions of such Letter of Credit (even if not in strict compliance with the terms and conditions of such Letter of Credit) and without regard to any non-documentary condition in such Letter of Credit; (iii) the Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit, and (iv) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)          Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The Issuing Bank shall, promptly after such examination, notify the Administrative Agent and the Borrowers in writing of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)          Interim Interest. If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to clause (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this clause (h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to clause (e) of this Section to reimburse the Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.

(i)           Replacement of the Issuing Bank.

(i)         The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter, and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or any previous Issuing Bank, or such successor and all previous Issuing Bank, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.

(ii)         The Issuing Bank may resign at any time by giving thirty (30) days’ prior notice of its resignation to the Administrative Agent, the Lenders and the Borrower Representative. After the resignation of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.

(j)          Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Obligations representing at least 66-2/3% of the aggregate LC Obligations) demanding the deposit of cash collateral pursuant to this clause (j), the Borrowers shall immediately deposit into an account or accounts established and maintained on the books and records of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 105% of the LC Obligations as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in Section 7.1(h) and Section 7.1(i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. In addition, and without limiting the foregoing or clause (c) of this Section, if any LC Obligations remain outstanding after the expiration date specified in said clause (c), the Borrowers shall immediately deposit into the collateral account or other account established and maintained on the books and records of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 105% of such LC Obligations as of such date plus any accrued and unpaid interest thereon. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, and agree to maintain, a first priority security interest in all such Cash Collateral to secure the Secured Obligations, free and clear of all other Liens.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such cash collateral account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such cash collateral account. Moneys in such cash collateral account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Obligations representing greater than 66-2/3% of the aggregate LC Obligation), shall be applied to satisfy other Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived.

(k)          Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrowers when a Letter of Credit is issued by the Issuing Bank, the rules of the ISP shall be stated therein to apply to each standby Letter of Credit.

(l)           Letters of Credit Issued for account of Certain Affiliates. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, another Loan Party or a Subsidiary, the Borrowers shall be obligated as primary obligors to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit and irrevocably waive any defenses that might otherwise be available to them as guarantors or sureties of obligations of such other Loan Party or Subsidiary. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of any other Loan Party or any Subsidiary inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the business of such Loan Party or Subsidiary. To the extent that any Letter of Credit is issued for the account of another Loan Party or any Subsidiary of a Borrower which is not a Loan Party, the Borrowers agree that (i) such other Loan Party or Subsidiary shall have no rights against the Issuing Bank, the Administrative Agent or any Lender, (ii) the Borrowers shall be responsible for the obligations in respect of such Letter of Credit under this Agreement and any application or reimbursement agreement, (iii) the Borrowers shall have sole right to give instructions and make agreements with respect to this Agreement and the Letter of Credit, and the disposition of documents related thereto, and (iv) the Borrowers shall have all powers and rights in respect of any security arising in connection with the Letter of Credit and the transaction related thereto. The Borrowers shall, at the request of the Issuing Bank, cause such other Loan Party or Subsidiary to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.

Section 2.6.          Funding of Borrowings.

(a)         Each Lender shall make the amount of each Borrowing to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided further that, Swingline Loans shall be made as provided in Section 2.4. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account of the Borrowers as designated in writing to the Administrative Agent in a form acceptable to the Administrative Agent; provided that, Base Rate Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)         Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in its sole and absolute discretion in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrowers, the interest rate applicable to Base Rate Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent. Nothing in this Section 2.6(b) shall obligate the Administrative Agent to prefund any amount.

Section 2.7.          Interest Elections.

(a)          The Loans comprising each Borrowing initially shall be of the Type and Class specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise specified in Section 2.3. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.7. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loan Borrowings, which may not be converted or continued.

(b)         To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by submitting an Interest Election Request signed by the Borrower Representative by the time that a Borrowing Request would be required under Section 2.3 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be submitted by hand delivery or telecopy (or, if arrangements for doing so have been approved by the Administrative Agent, electronic communication) to the Administrative Agent.

(c)           Each written Interest Election Request pursuant to this Section shall specify the following information in compliance with Section 2.2:

(i)        the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)        the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)       whether the resulting Borrowing is to be a Base Rate Borrowing or a Term SOFR Borrowing; and

(iv)        if the resulting Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)         If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have been converted to a Base Rate Borrowing at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

Section 2.8.          Termination and Reduction of Revolving Commitments.

(a)          Unless previously terminated, the Revolving Commitments shall be automatically and permanently reduced to zero on the Maturity Date.

(b)          [Intentionally Omitted].

(c)          The Borrowers may, at any time and from time to time, reduce or terminate the Revolving Commitments; provided that, (i) each partial reduction of the Revolving Commitment shall be in a minimum amount of $1,000,000 or in an integral multiple of $500,000 in excess thereof, (ii) the Revolving Commitment shall not be reduced to an amount less than $20,000,000 (other than in connection with a termination of all of the Revolving Commitments and the Payment in Full of all Obligations hereunder) and (iii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposure would exceed the aggregate Revolving Commitments.

(d)          The Borrowers shall notify the Administrative Agent of any election to reduce or terminate the Revolving Commitments under clause (c) of this Section at least ten (10) days prior to the effective date of such reduction or termination, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that, any such notice of reduction or termination of the Revolving Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or closing of another transaction, in which case such notice may be revoked or postponed by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any reduction or termination of the Revolving Commitments shall be permanent.

(e)          Each termination or reduction in the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective applicable Revolving Commitments.

Section 2.9.           Repayment of Loans; Evidence of Debt.

(a)          Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then-unpaid principal amount of the Loan on the Maturity Date, and (ii) to the Swingline Lender the then-unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that, on each date that a Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding.

(b)           [Intentionally Omitted].

(c)           Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)         The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and any promissory note evidencing such Loan, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)          The entries made in the accounts maintained pursuant to clause (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that, the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations or the Loans in accordance with the terms of this Agreement.

(f)           Upon the request of any Lender made through the Administrative Agent, the Borrowers shall prepare, execute and deliver to such Lender a promissory note (each, a “Note”) of the Borrowers payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit H, which shall evidence such Lender’s Loan in addition to such records.

Section 2.10.         Prepayment of Loans.

(a)          Voluntary. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with this Section.

(b)          Mandatory. The Borrowers shall make a prepayment of the Loans until Paid in Full upon the occurrence of any of the following events at the following times and in the following amounts:

(i)        Concurrently with, and, in any case, no later than within five (5) Business Days of the receipt by any Loan Party or any of their Subsidiaries of any Net Cash Proceeds from any Asset Sale or Recovery Event, in an amount equal to 100% of such Net Cash Proceeds which exceeds $500,000; provided that, (x) so long as no Event of Default shall have occurred and be continuing, and (y) upon written notice to the Administrative Agent, the Borrowers, directly or through one or more of their Subsidiaries, shall have the option to invest such Net Cash Proceeds within 150 days of receipt thereof in assets of the general type used in the business of the Loan Parties and their Subsidiaries (provided that, if, prior to the expiration of such 150-day period, the Loan Parties, directly or through their Subsidiaries, shall have entered into a binding agreement providing for such investment on or prior to the expiration of an additional 90-day period, such 150-day period shall be extended to the date provided for such investment in such binding agreement); provided, further that, except during a Cash Dominion Period, only the Net Cash Proceeds received from Asset Sales of Accounts constituting Collateral shall be required to prepay the Loans pursuant to this Section 2.10(b)(i).

(ii)        [Intentionally Omitted].

(iii)      Concurrently with the receipt by any Loan Party or any of their Subsidiaries of any Net Cash Proceeds from any issuance of any Indebtedness of any Loan Party or any of their Subsidiaries (excluding Indebtedness permitted by Section 6.2), in an amount equal to 100% of such Net Cash Proceeds.

(iv)       [Intentionally Omitted].

(v)        [Intentionally Omitted].

(vi)       Except with respect to Overadvance Loans and Protective Advances that are not required to be repaid under Sections 2.23 and 2.24, if, at any time, the aggregate amount of the Lenders’ Revolving Credit Exposure (excluding for this purpose any outstanding Letters of Credit that have been Cash Collateralized) exceeds the Line Cap then in effect, the Borrowers shall promptly (and in any event, within one (1) Business Day after the date when such excess first arose) (i) repay the Revolving Loans and/or Swingline Loans in an amount necessary to eliminate such excess and (ii) if, after giving effect to the repayment in full of all outstanding Revolving Credit Loans such excess has not been eliminated, Cash Collateralize the outstanding Letters of Credit.

(vii)       During a Cash Dominion Period, the Loans shall be repaid daily in accordance with the provisions of Section 5.19.

(viii)     Mandatory prepayments of the Loans shall be applied, first, to prepayment of the Swingline Loans (and related accrued interest and fees); second, if all Swingline Loans have been paid in full, to repayment of outstanding LC Disbursements  (and related accrued interest and fees); third, if all Swingline Loans and outstanding LC Disbursements have been paid in full, to prepayment of the Revolving Loans  (and related accrued interest and fees); and fourth, if all Swingline Loans, outstanding LC Disbursements and Revolving Loans have been paid in full, to Cash Collateralize all LC Obligations, if any, in an amount equal to 105% of such LC Obligations, on terms, pursuant to documentation, and in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank.

(c)          Notice Matters. The Borrowers shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by submitting a written notice signed by the Borrower Representative of any prepayment hereunder (i) in the case of prepayment of a Term SOFR Borrowing, not later than 11:00 a.m. three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m. one (1) Business Day before the date of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, (a) if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.8, then such notice of prepayment may be revoked or postponed if such notice of termination is revoked or postponed in accordance with Section 2.8 and (b) with respect to prepayments pursuant to clauses (vi) or (vii) of Section 2.10(b), such advance notice shall not be required if not practicable in light of the timing of such prepayment. Promptly following receipt of any such notice relating to a Revolving Loan Borrowing, the Administrative Agent shall advise the Lenders in the Facility of the contents thereof. Each partial prepayment of any Revolving Loan Borrowing under Section 2.10(a) shall be in an amount that would be permitted in the case of an advance of a Revolving Loan Borrowing of the same Type as provided in Section 2.2. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12. If a SOFR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.16.

Section 2.11.         Fees.

(a)           Commitment Fees. The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily amount of the unused Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.

(b)          Letter of Credit Fees.

(i)         L/C Participation Fees.  The Borrowers agree to pay to the Administrative Agent for the account of each Lender a Letter of Credit fee with respect to their participations in each outstanding Letter of Credit on the daily maximum amount then available to be drawn under such Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Rate for Revolving Loans maintained as SOFR Loans during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Obligations.  Such accrued fees shall be payable in arrears on the last Business Day of each of March, June, September and December, commencing on the first such date to occur after the Closing Date, and on the date on which the Revolving Commitments terminate; provided that any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.

(ii)        L/C Fronting Fees.  The Borrowers agree to pay to each Issuing Bank for their own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank at a rate per annum equal to the percentage separately agreed upon between the Borrowers and such Issuing Bank on the daily maximum amount then available to be drawn under such Letter of Credit, during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Issuing Bank ceases to have any LC Obligations.  Accrued fronting fees shall be payable in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Closing Date, and on the date on which the Revolving Commitments terminate; provided that any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  In addition, the Borrowers agree to pay to each Issuing Bank for their own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to such Issuing Bank within three (3) Business Days after its demand therefor and are nonrefundable.

(c)          Administrative Agent’s Fees. The Borrowers agree to pay to the Administrative Agent, for its own account, the fees payable in the amounts and at the times set forth in the Fee Letter or as otherwise separately agreed in writing between the Borrowers and the Administrative Agent.

(d)          Computation of Fees; Etc. All fees payable under this Section shall be computed on the basis of a year of 360 days.  The fees under Section 2.11(a) shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The fees under Section 2.11(b) shall be payable for the actual number of days elapsed (including the first day and the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to (i) the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Lenders and (ii) to the applicable Issuing Bank, in the case of fees payable to such Issuing Bank. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.

Section 2.12.          Interest.

(a)          The Loans comprising each Base Rate Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)          The Loans comprising each Term SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           [Intentionally Omitted].

(d)          Notwithstanding anything to the contrary herein, upon the request of the Required Lenders, at any time an Event of Default exists, (i) the Applicable Rate with respect to each Loan and any Letter of Credit shall be increased by 2%, and (ii) all other amounts payable by the Borrowers hereunder shall bear interest at a rate 2% above the rate applicable to Base Rate Borrowings as provided in clause (a) above (the “Default Rate”), in each of the foregoing clauses (i) and (ii), after as well as before judgment; provided, that the increases described in this Section 2.12(d) shall be effective immediately upon (x) any amount of principal of any Loan not being paid when due (without regard to any applicable grace period), whether at stated maturity, by acceleration or otherwise, or (y) an Event of Default described in Section 7.1(h) or Section 7.1(i).

(e)          Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that, (i) interest accrued pursuant to Section 2.12(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Term SOFR Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g)          In connection with the use or administration of SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of SOFR.

Section 2.13.          Alternate Rate of Interest.

(a)          Subject to clauses (b), (c), (d), and (e) of this Section 2.13, if:

(i)         the Administrative Agent determines (which determination shall be conclusive absent manifest error) that prior to the commencement of any Interest Period for a Term SOFR Borrowing adequate and reasonable means do not exist for ascertaining Term SOFR for an Interest Period with the duration of such Interest Period; or

(ii)        the Administrative Agent is advised by the Required Lenders that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for an Interest Period with the duration of such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, followed promptly by written confirmation thereof delivered by electronic communication (including, but not limited to email or the approved electronic portal maintained by the Administrative Agent) as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower Representative delivers a new Interest Election Request in accordance with the terms of Section 2.7 or a new notice of Borrowing in accordance with the terms of Section 2.3, any interest election request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing and any notice of Borrowing that requests a Term SOFR Borrowing shall instead be deemed to be an interest election request or a notice of Borrowing, as applicable, for a Base Rate Loan; provided that if the circumstances giving rise to such notice affect only one type of Borrowings, then all other types of Borrowings shall be permitted. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower Representative’s receipt of the notice from the Administrative Agent referred to in this Section 2.13 with respect to the rate applicable to such Term SOFR Loan, then until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) a Borrower delivers a new interest election request in accordance with the terms of Section 2.7 or a new notice of Borrowing in accordance with the terms of Section 2.3, for Loans denominated in Dollars, any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan on such day.

(b)          Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower Representative may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower Representative so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.13(b) will occur prior to the applicable Benchmark Transition Start Date. No Hedging Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.13.

(c)          In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)         The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower Representative of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.13(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e)         Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)          Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

Section 2.14.         Increased Costs.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank;

(ii)        subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or the Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrowers will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by an Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender, Issuing Bank or other Recipient setting forth the amount or amounts necessary to compensate such Lender, Issuing Bank or other Recipient or its holding company, as the case may be, as specified in clause (a) or (b) of this Section shall be delivered to the Borrower  Representative, and shall be conclusive absent manifest error. The Borrowers shall pay such Lender, Issuing Bank or other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of any Lender, Issuing Bank or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, Issuing Bank’s or other Recipient’s right to demand such compensation; provided that, the Borrowers shall not be required to compensate a Lender, Issuing Bank or other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, Issuing Bank or other Recipient, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, Issuing Bank’s or such other Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.15.        Change in Legality. Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain, or convert any Loan into, a SOFR Loan, then, upon written notice by such Lender to the Borrower Representative and to the Administrative Agent, which notice shall specify the extent of such unlawfulness (e.g., whether such unlawfulness applies to SOFR Loans generally or only to Interest Periods of a particular length):

(a)           any request for the making or continuation of, or the conversion of Base Rate Loans into, SOFR Loans shall, solely as to such Lender and to the extent a SOFR Loan by such Lender would be (or during the applicable Interest Period would become) unlawful, be disregarded and the Loan of such Lender that would be part of the applicable Borrowing of SOFR Loans shall be made as, converted to or continue to be maintained as a Base Rate Loan; and

(b)          each outstanding SOFR Loan of such Lender shall, on the last day of the Interest Period therefor (unless such Loan may be continued as a SOFR Loan for the full duration of any requested new Interest Period without being unlawful) or on such earlier date as such Lender shall specify is necessary pursuant to the applicable Change in Law, convert to a Base Rate Loan.

Section 2.16.       Compensation for Losses. In the event that (a) any payment of a SOFR Loan is required, made or permitted on a date other than the last day of the then current Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to convert, continue, borrow or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Loan Parties shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender delivered to the Borrower Representative and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The Loan Parties shall pay such Lender the amount shown on any such certificate upon demand.

Section 2.17.         Taxes.

(a)          Issuing Bank; FATCA. For purposes of this Section 2.17, the term “Lender” includes the Issuing Bank and the term “Applicable Law” includes FATCA.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Group Company under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by Withholding Agent, then Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Group Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)        Payment of Other Taxes by the Group Companies. The Group Companies shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Loan Parties. The Group Companies shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Group Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Group Companies to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of this Agreement relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set-off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)           Evidence of Payments. As soon as practicable after any payment of Taxes by any Group Company to a Governmental Authority pursuant to this Section 2.17, such Group Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)           Status of Lenders.

(i)         Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(g)(ii)(A), 2.17(g)(ii)(B), 2.17(g)(ii)(D) and 2.17(i) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)        any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” Article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” Article of such tax treaty;

(2)         executed originals of IRS Form W-8ECI;

(3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)        to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner; and

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made.

(D)        Documentation Required by FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause ((h)), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(h)          Administrative Agent Tax Certificates.  On or prior to the Closing Date, upon request by the Borrower Representative, the Administrative Agent shall deliver to the Borrowers a duly completed copy of either (i) IRS Form W-9 or (ii) IRS Form W-8IMY certifying in Part I that the Administrative Agent is a U.S. branch of a foreign bank and certifying in Part VI, Line 17.b., that the Administrative Agent agrees to be treated as a U.S. Person with respect to any payments made to it under any Loan Document.   The Administrative Agent agrees that if such IRS Form W-8IMY previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or promptly notify the Borrowers in writing of its legal inability to do so.

(i)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause ((h)) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j)          Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all other Obligations.

(k)         Updates. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.17 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

Section 2.18.         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)         The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest or fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.14, 2.16 or 2.17, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the sole and absolute discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon and fees with respect thereto. All such payments shall be made to the Administrative Agent at its offices at 66 Hudson Boulevard E, New York, NY 10001, United States, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.16, 2.17 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension; provided that if the next succeeding Business Day is after the Maturity Date, as applicable, payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments hereunder or under any other Loan Document shall be made in Dollars.

(b)          Except as otherwise provided in Section 7.2, if, at any time, insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)          If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing to them; provided that:

(i)         if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)        the provisions of this Section 2.18(c) shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.20 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant.

The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of a Borrower in the amount of such participation.

(d)          Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may in its sole and absolute discretion assume that the Borrowers have made such payment on such date in accordance herewith and may, in its sole and absolute discretion in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing in this Section 2.18(d) shall obligate the Administrative Agent to prefund any amount.

(e)          The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.3(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.3(c).

Section 2.19.          Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or delivers a notice described in Section 2.15, or requires the Borrowers to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower Representative) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce any amount payable pursuant to Section 2.14 or Section 2.17, or illegality, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if any Lender delivers a notice described in Section 2.15 or if the Borrowers are required to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.19(a) (each such Lender, an “Increased Cost Lender”), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.17) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)          the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.4;

(ii)        such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)      in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)        in the case of any such assignment resulting from a notice of illegality under Section 2.15, such assignment will eliminate such illegality;

(v)         such assignment does not conflict with Applicable Law; and

(vi)        in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each Lender and Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or Issuing Bank, as the case may be, as assignor, any Assignment and Assumption necessary to effect any assignment of such Lender’s or Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.19. Each Lender agrees that if the Borrowers exercise their option hereunder to cause an assignment by such Lender as an Increased Cost Lender, Non-Consenting Lender or Defaulting Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effect such assignment in accordance with Section 9.4. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one (1) Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.4 on behalf of an Increased Cost Lender, Non-Consenting Lender or Defaulting Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.4.

Section 2.20.       Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Issuing Bank’s Fronting Exposures with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Cash Collateral Amount.

(a)        Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (b) below. If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Cash Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the applicable Defaulting Lender).

(b)          Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20 or Section 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)         Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.21, the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that, to the extent that such Cash Collateral was provided by the Borrowers, any such Cash Collateral so held shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.21.         Defaulting Lenders.

(a)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)        Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in the definition of Required Lenders and Section 9.2(b).

(ii)       Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.1 or otherwise), or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.8, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposures with respect to such Defaulting Lender in accordance with Section 2.20; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent in its sole and absolute discretion, to be held in a deposit account as Cash Collateral for release in such order as the Administrative Agent shall determine in order to satisfy (x) such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, (y) the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.20, and (z) such Defaulting Lender’s future indemnity obligations to the Administrative Agent under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made, or the related Letters of Credit were issued, at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the Facility without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Certain Fees.

(A)        No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)         Each Defaulting Lender shall be entitled to receive participation fees under Section 2.11(a) with respect to its participation in Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.20.

(C)         With respect to any participation fees with respect to Letters of Credit not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)      Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 9.16, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)       Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, within one (1) Business Day following notice by the Administrative Agent, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure, and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.20.

(b)         Defaulting Lender Cure. If the Borrower Representative, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the Facility (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustment will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)          New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.22.        Increase in Commitment.

(a)          Request for Increase. If no Default or Event of Default has occurred and is continuing the Borrowers may, from time to time, request (each an “Incremental Commitment Request”) by delivering a notice to the Administrative Agent (who shall promptly notify the Lenders of the substance thereof) that the Revolving Commitment be increased by an aggregate amount (for all such requests) not exceeding $15,000,000 (each such increase, an “Incremental Commitment”); provided that, (i) each such Incremental Commitment Request shall request an increase in a minimum amount of $5,000,000 (or, if less, the remaining portion of such total amount) and integral multiples of $5,000,000 in excess thereof and (ii) the Borrowers may not submit more than three (3) Incremental Commitment Requests during the term of this Agreement. Each Incremental Commitment Request shall specify (A) the date on which the Borrowers propose that the Incremental Commitments shall be effective, which shall be a date not less than fifteen (15) Business Days (or such other date as agreed by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the requested amount of such Incremental Commitment. Incremental Commitments may be provided by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment) or by any additional Lender in accordance with the terms of Section 2.22(c) (each such existing Lender or additional Lender providing such Incremental Commitment, an “Incremental Lender”).

(b)          Lender Elections to Increase. Each Lender shall notify the Administrative Agent within ten (10) Business Days of receipt of the Incremental Commitment Request whether or not it agrees to provide any portion of the applicable Incremental Commitment and, if so, shall specify the amount of such Incremental Commitment it desires to be allocated to it. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. Each determination by a Lender to provide a portion of an Incremental Commitment shall be made by it in its sole and absolute discretion.

(c)          Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each Incremental Commitment Request. To achieve the full amount of the Incremental Commitment specified in the applicable Incremental Commitment Request, subject to the approval of the Administrative Agent, the Swingline Lender and each Issuing Bank (which approvals shall not be unreasonably withheld) the Borrowers may obtain the agreement of additional Eligible Assignees to become Lenders pursuant to an Incremental Commitment Joinder Agreement. Each such Eligible Assignee shall, as a condition to participating in any Incremental Commitment, be required to deliver all forms, if any, that are required to be delivered by such Eligible Assignee pursuant to Section 2.17(g) and any other information that the Administrative Agent requires from Lenders as a condition to becoming a party to this Agreement.

(d)          Effective Date and Allocations. If the Commitment is increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date of each such increase (each an “Incremental Commitment Increase Effective Date”) and the final allocation of each Incremental Commitment. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the applicable Incremental Commitment Increase Effective Date.

(e)         Conditions to Effectiveness of Increase. In connection with the occurrence of each Incremental Commitment Increase Effective Date, the Borrowers shall (a) pay all reasonable fees and out-of-pocket expenses (including any upfront fees and reasonable fees and out-of-pocket expenses of counsel) of the Lenders providing such Incremental Commitment and HSBC, in its capacity as Administrative Agent on or prior to the Incremental Commitment Increase Effective Date and (b) deliver to the Administrative Agent a certificate dated as of such Incremental Commitment Increase Effective Date and signed by a Financial Officer of the Borrower Representative (i) certifying and attaching the resolutions adopted by each Group Company approving the applicable Incremental Commitment and (ii) certifying that:

(i)        immediately prior to and after giving effect on a pro forma basis to the applicable Incremental Commitment, the representations and warranties of the Loan Parties and Holding Companies, as applicable, contained in Article V and the other Loan Documents are true and correct in all material respects on and as of such Incremental Commitment Increase Effective Date; provided that such representations and warranties (x) that relate solely to an earlier date were true and correct in all material respects as of such earlier date and (y) are true and correct in all respects if they are qualified by a materiality standard;

(ii)        immediately prior to and after giving effect on a pro forma basis to the applicable Incremental Commitment, no Default or Event of Default shall have occurred and be continuing; and

(iii)      for the most recently completed Computation Period prior to the applicable Incremental Commitment Increase Effective Date, the Loan Parties are in compliance on a pro forma basis with the covenants set forth in Section 6.1 before and after giving pro forma effect to the Borrowings to be made on the Incremental Commitment Increase Effective Date (to the extent the Borrowers are requesting a Borrowing on the Incremental Commitment Increase Effective Date), which compliance shall be evidenced by the due completion, execution and delivery of a certificate by a Responsible Officer of the Borrower Representative, in form and substance reasonably satisfactory to Agent, certifying that (i) the conditions set forth in Section 4.2 are satisfied and (ii) that the Loan Parties are in compliance with the covenants set forth in Section 6.1 (before and after giving pro forma effect to such Borrowing) .

(f)          Terms of Incremental Commitment. The terms and provisions of the incremental Loans comprising each Incremental Commitment shall be documented solely as an increase to the Commitments without any change of terms to this Agreement with identical terms (other than with respect to any arrangement or upfront fees payable to the Administrative Agent and the Lenders providing such Incremental Commitment).

(g)          Notes.  Any existing Lender that has a Note and participates in any Incremental Commitment shall, substantially contemporaneously with the delivery of its Note to be replaced to the Borrowers, receive a replacement Note that evidences the aggregate principal amount of its Loans outstanding hereunder. Any new Lender requesting a Note shall receive such a Note in an amount equal to the aggregate principal amount of the Incremental Commitment it is required to fund pursuant to the terms of this Section 2.22.

(h)         Applicable Percentage Adjustment. The Borrowers and the Lenders authorize the Administrative Agent to ratably adjust the Applicable Percentage of each Lender in order to give effect to any Incremental Commitment with respect to the Revolving Commitment. Upon a Lender providing any Incremental Commitment, each other Lender in the same Class as such Lender that does not participate in such Incremental Commitment shall have its Applicable Percentage reduced on a pro rata basis such that the total Applicable Percentage of all Lenders of such Class shall remain 100%.

(i)          Reallocation of Revolving Credit Exposure. Upon any Incremental Commitment Increase Effective Date on which Incremental Commitments are effected through a Commitment Increase pursuant to this Section 2.22, (a) each of the Lenders shall assign to each of the Incremental Lenders, and each of the Incremental Lenders shall purchase from each of the Lenders, at the principal amount thereof, such interests in the Revolving Loans outstanding on such Incremental Commitment Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Lenders and Incremental Lenders ratably in accordance with their Aggregate Revolving Commitments after giving effect to the addition of such Incremental Commitments to the Aggregate Revolving Commitments, (b) each Incremental Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each Incremental Lender shall become a Lender with respect to the Incremental Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata payment and prepayment requirements in Sections 2.2 and 2.10(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.  If there are Swingline Loans or Letters of Credit then outstanding, the participations of the Lenders in such Swingline Loans or Letters of Credit, as the case may be, will be automatically adjusted to reflect the Applicable Percentages of all the Lenders (including each Incremental Lender) after giving effect to the applicable Incremental Commitment(s).

Section 2.23.        Overadvance Loans. Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 4.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Loans hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, the Administrative Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Credit Exposure at any time to exceed the Borrowing Base hereof at such time by up to ten percent (10%) of the Borrowing Base for up to sixty (60) consecutive Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) (the “Overadvance Loans”).  If the Administrative Agent is willing in its sole and absolute discretion to permit such Overadvance Loans, Lenders holding Revolving Commitments shall be obligated to fund such Overadvance Loans in accordance with their respective Revolving Commitments, and such Overadvance Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Loans consisting of Base Rate Loans; provided that, if the Administrative Agent does permit Overadvance Loans, neither the Administrative Agent nor Lenders shall be deemed thereby to have changed the limits of the Borrowing Base nor shall any Lender be obligated to fund Revolving Loans in excess of the amount of its Revolving Commitment.  For purposes of this paragraph, the discretion granted to the Administrative Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Borrowing Base was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be “Eligible Accounts” “Eligible Investment Grade Accounts”, “Eligible Foreign Insured Accounts” or “Eligible Unbilled Accounts” becomes ineligible, collections of Accounts applied to reduce outstanding Revolving Loans are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral.  In the event the Administrative Agent involuntarily permits the outstanding Revolving Loans to exceed the Borrowing Base by more than ten percent (10%), the Administrative Agent shall use its efforts to have Loan Parties decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess.  Revolving Loans made after the Administrative Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.  To the extent any Overadvance Loans are not actually funded by the other Lenders as provided for in this Section 2.23, the Administrative Agent may elect in its discretion to fund such Overadvance Loans and any such Overadvance Loans so funded by the Administrative Agent shall be deemed to be Revolving Loans made by and owing to the Administrative Agent, and the Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the other Loan Documents with respect to such Revolving Loans. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Overadvance Loans by written notice to the Administrative Agent.

Section 2.24.         Protective Advances.

(a)          In addition to (and not in substitution of) the discretionary Revolving Loans permitted in Section 2.23, the Administrative Agent shall be authorized, in its discretion, at any time that any conditions in Article IV are not satisfied, to make Base Rate Loans (“Protective Advances”) (1) up to an aggregate amount of ten percent (10%) of the Revolving Commitment outstanding at any time, if the Administrative Agent deems such Loans necessary or desirable to preserve or protect Collateral, the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties and/or to enhance the collectability or repayment of Obligations; or (2) to pay any other amounts chargeable to Group Companies under any Loan Documents, including interest, costs, fees and expenses; provided that the Administrative Agent shall be authorized to make such Protective Advance solely upon the occurrence and during the continuance of any Default or Event of Default.  Protective Advances may be made in a principal amount that would cause the Aggregate Revolving Credit Exposure to exceed the Line Cap, but in no event shall Protective Advances be required that, after giving effect to the making of such Protective Advance, would cause the Aggregate Revolving Credit Exposure to exceed the Aggregate Revolving Commitment.  The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make a Protective Advance on any other occasion.  Supermajority Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances by written notice to the Administrative Agent.  Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.  Any such Protective Advances shall be repayable on written demand by the Administrative Agent to the Borrower Representative.  At any time that the conditions precedent set forth in Section 4.2 have been satisfied or waived, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance.  At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in clause (b) below.

(b)          Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share or other applicable share as set forth in this Agreement.  From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral (if any) received by the Administrative Agent in respect of such Protective Advance.

(c)          The making by the Administrative Agent of a Protective Advance shall not modify or abrogate any of the provisions hereof regarding the Lenders’ obligations to purchase participations with respect to Letters of Credit or Swingline Loans.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Group Company represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders that:

Section 3.1.        Organization; Powers. Each Loan Party, each Subsidiary thereof and each Holding Company is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own or lease its property and to carry on its business as now conducted and (c), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification.

Section 3.2.         Authorization; Enforceability. The Transactions are within the corporate or other applicable organizational powers of the Loan Parties and Holding Companies and have been duly authorized by all necessary corporate or other applicable organizational actions and, if required, actions by stockholder and other equity holders. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party and Holding Company that is a party thereto and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party and Holding Company, enforceable against such Loan Party and Holding Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.3.          Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect, (b) will not violate any Applicable Law or Organizational Documents of any Loan Party, any Subsidiary thereof or any Holding Company, or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party, any Subsidiary thereof or any Holding Company, or their assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, any Subsidiary thereof, or any Holding Company and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, any Subsidiary thereof or any Holding Company (except for Liens created by the Security Documents).

Section 3.4.          Financial Condition; No Material Adverse Effect.

(a)          Holdings has heretofore furnished to the Lenders the balance sheet and statements of income, shareholders’ equity and cash flows of Holdings and its Subsidiaries on a consolidated basis as of and for the fiscal year ended June 30, 2024, reported on by Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly in all material respects the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)          Neither Holdings nor any Subsidiary thereof has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the financial statements referred to in Section 3.4(a) or in the notes thereto. No Material Adverse Effect has occurred since December 31, 2023 and no other facts or circumstances exist nor has any development or event occurred that have had or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)          All balance sheets, all statements of income and of cash flows and all other financial information of Holdings and its Subsidiaries furnished pursuant to Section 5.1 have been and will for the periods following the Closing Date be prepared in accordance with GAAP consistently applied with the financial statements referred to in Section 3.4(a), and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

(d)          [Intentionally Omitted].

(e)         The consolidated and, with respect to the Loan Parties only, consolidating forecasted balance sheet and statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 5.1(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Holdings’ best estimate of its future financial condition and performance.

(f)          The information set forth in each Borrowing Base Certificate is true and correct in all material respects as of the date of such Borrowing Base Certificate.

Section 3.5.          Properties.

(a)          Each Loan Party and its Subsidiaries has (i) in the case of owned Real Property, good and marketable title to, (ii) in the case of owned personal property, good and valid title to, and (iii) in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all its real and personal property necessary or used in the ordinary conduct of its business, except for defects in title that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 6.3.

(b)          Each Loan Party and its Subsidiaries own, or are licensed to use, all trademarks, tradenames, copyrights, patents, domain names and other intellectual property material to their business, and the use thereof by such Loan Party and its Subsidiaries does not materially infringe upon the rights of any other Person. No material claim has been asserted and is pending by any Person challenging the use, validity or effectiveness of any such trademarks, tradenames, copyrights, patents, domain names and other intellectual property nor is any Loan Party or any Subsidiary aware of any valid basis for any such claim.

Section 3.6.          Litigation and Environmental Matters.

(a)          There are no actions, suits, litigation, investigations or proceedings by, of or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Group Company, threatened by or against or affecting such Loan Party, any Subsidiary thereof or any Holding Company or against any of its property or assets (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), and (ii) that involve, or purport to affect or pertain to, this Agreement, any other Loan Document or the Transactions.

(b)          Except for the Disclosed Matters in respect of the Real Property and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither any Loan Party nor any Subsidiary thereof (i) has failed to comply with any Environmental Law or any remediation order, notice of claim, notice of infraction or other order under any Environmental Law applicable to the Real Property that remains unresolved or based on currently existing conditions or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law with respect to the Real Property, (ii) has become subject to any Environmental Liability related in any way to such Loan Party or any Subsidiary thereof, (iii) has received written notice of any claim with respect to any Environmental Liability related in any way to such Loan Party or any Subsidiary thereof, or (iv) has knowledge of any Environmental Liability related in any way to such Loan Party or any Subsidiary thereof.

(c)          Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, with respect to any Real Property owned or leased by any Loan Party or any of its Subsidiaries, (i) there has been no release of Hazardous Materials at, from, or to the real property, including the soils, surface waters, or ground waters thereof, at concentrations that exceed any Environmental Law applicable to the Real Property that remain unresolved in compliance with all Environmental Laws, and (ii) there are no currently existing conditions at the Real Property which, with the passage of time, or giving of notice, or both, would be reasonably likely to result in an Environmental Liability related in any way to such Loan Party or any Subsidiary thereof.

Section 3.7.          Compliance with Laws and Contractual Obligations; No Defaults. Each Loan Party and its Subsidiaries and each Holding Company is in compliance with all Applicable Law, except the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and its Subsidiaries and each Holding Company is in compliance with all of its Contractual Obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Loan Party, any Subsidiary thereof or any Holding Company is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions.

Section 3.8.          Investment Company Status; Other Laws. No Loan Party, any Subsidiary thereof, nor any Holding Company is or is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or is subject to any other law restricting its ability to incur Indebtedness or which may otherwise render all or any portion of the obligations hereunder unenforceable.

Section 3.9.          Taxes. Each Loan Party, its Subsidiaries and each Holding Company has timely filed (taking into account any effective extensions for filing) or caused to be filed all federal, and material state and other material Tax returns and reports required to have been filed by it and has paid or caused to be paid all federal, and material state income and other material taxes, assessments, fees and other governmental charges required to have been paid by it or levied or imposed upon it or its properties, income or assets otherwise due and payable, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which such Loan Party, such Subsidiary or such Holding Company, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

Section 3.10.         ERISA Compliance.

(a)          Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA and the Code and other applicable federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter, or may rely upon a favorable opinion or advisory letter from the IRS to the effect that the form of such Plan is qualified under section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, and, to the knowledge of the Group Companies, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)          There are no pending or, to the knowledge of the Group Companies, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c)          No ERISA Event has occurred, and no Group Company nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d)          The present value of all accrued benefit liabilities under each Pension Plan (based on the assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of any Group Company or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.

(e)          To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. No Group Company nor any Subsidiary thereof has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined based on the assumptions used to fund such Foreign Plan, did not as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Foreign Plan by a material amount.

Section 3.11.        Insurance. Set forth on Schedule 3.11 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party). The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of such Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or the applicable Subsidiary operates.

Section 3.12.        Margin Regulations. Neither any Loan Party nor any Subsidiary thereof is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulations T, U and X), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loan or any Letter of Credit will be used, directly or indirectly, to purchase or carry, or to extend credit to others to purchase or carry, any margin stock (within the meaning of Regulation T, U and X) or for any other purpose that entails a violation of any Regulations of the Federal Reserve Board, including Regulation U.

Section 3.13.        Subsidiaries; Equity Interests. No Group Company has any Subsidiaries other than those specifically disclosed in Part I of Schedule 3.13 (and (a) any Subsidiaries of Holdings (other than the Loan Parties or their Subsidiaries) and (b) any Subsidiaries of Holdings that are permitted to have been organized or acquired after the Closing Date in accordance with Section 6.6). All of the outstanding Equity Interests in such Subsidiaries of any Loan Party have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part I of Schedule 3.13 free and clear of all Liens (other than Liens created by the Security Documents and Liens permitted under Section 6.3). No Loan Party has any equity investments in any other Person other than those specifically disclosed in Part II of Schedule 3.13 (and any Subsidiaries that are permitted to have been organized or acquired after the Closing Date in accordance with Section 6.3). All of the outstanding Equity Interests in the Loan Parties have been validly issued, are fully paid and nonassessable in the amounts specified on Part (b) of Schedule 3.13 and are free and clear of all Liens.

Section 3.14.        Sanctions. None of the Group Companies, nor any of their respective Subsidiaries, directors, officers, or employees, nor, to the knowledge of any of the Group Companies, any of their respective agents or Affiliates, is a Person that is, or is majority-owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, the Hong Kong Monetary Authority, the Bermuda Monetary Authority, the Government of Bermuda or any other sanctions authority having jurisdiction over the parties to this Agreement (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive Sanctions, including, currently, Cuba, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, Iran, North Korea, and Syria other than to the extent that such representation and warranty would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union) or any similar applicable blocking or anti-boycott law or regulation in the United Kingdom).

Section 3.15.       Disclosure. Each Group Company has disclosed to the Administrative Agent, the Issuing Bank, and the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary of a Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information (whether in writing or orally) furnished by or on behalf of any Group Company to the Administrative Agent, the Issuing Bank or any Lender pursuant to or in connection with the Loan Documents (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole and in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made, it being understood that such forecasts (i) are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material and adverse and (ii) are not a guarantee of performance.

Section 3.16.       Security Documents.  The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Equity Interests  described in the Security Documents, when the Administrative Agent obtains control of certificates representing such Pledged Equity Interests, and in the case of the Collateral described in the Security Agreement, when financing statements and other filings in appropriate form are or have been filed in the appropriate offices, the Security Agreement shall constitute a fully perfected first priority (subject to Liens permitted under Section 6.3) Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent a security interest can be perfected by filing or other action required thereunder as security for the Secured Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral (other than Pledged Equity Interests), Liens permitted by Section 6.3).

Section 3.17.        Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the Transactions on the Closing Date and, on the date of the making of any Loan or issuance of a Letter of Credit, each Borrowing and issuance of each Letter of Credit hereunder on such date and the use of the proceeds thereof, with respect to (i) each Loan Party individually, and (ii) Holdings and its Subsidiaries taken as whole, (a) the fair value of its or their assets is greater than the amount of its or their liabilities (including disputed, subordinated, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its or their assets is not less than the amount that will be required to pay the probable liability on its or their debts and other liabilities as they become absolute and matured, (c) it is, or they are, able to realize upon its or their assets and pay its or their debts and other liabilities (including disputed, subordinated, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it or they do not intend to, and do not believe that it or they will, incur debts or liabilities beyond its or their ability to pay as such debts and liabilities mature, and (e) it is, or they are, not engaged in business or a transaction, and is or are not about to engage in business or a transaction, for which its or their property would constitute unreasonably small capital; provided that, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.18.        Burdensome Obligations. No Group Company is a party to any agreement or contract that is prohibited by Section 6.11 or subject to any restriction contained in its Organizational Documents which, in each case, could reasonably be expected to have a Material Adverse Effect.

Section 3.19.        Anti-Corruption. None of the Group Companies nor any Subsidiary thereof, nor, to the knowledge of any of the Group Companies, any director, officer, agent, employee, Affiliate or other Person acting on behalf of any of the Group Companies or any Subsidiaries thereof is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable anti-bribery law or Anti-Money Laundering Laws, rules or regulations in any applicable jurisdiction, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”), and the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). Furthermore, the Group Companies and, to their knowledge, their respective Affiliates have conducted their business in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 3.20.      Use of Proceeds.  The proceeds of the Revolving Loans, the Swingline Loans and the Letters of Credit, shall be used to repay the Debt to be Repaid on the Closing Date, and for working capital requirements and general corporate purposes (including capital expenditures permitted hereunder).

Section 3.21.        Affected Financial Institution. No Group Company is an Affected Financial Institution.

Section 3.22.        Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

Section 3.23.        Real Property. Set forth on Schedule 3.23 is a complete and accurate list, as of the Closing Date, of the address and tax parcel number of each parcel of Real Property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property.

Section 3.24.      Labor Matters. Except as set forth on Schedule 3.24, no Loan Party is subject to any collective bargaining agreement. There are no existing or, to the knowledge of the Group Companies, threatened strikes, lockouts or other similar labor disputes involving any Loan Party that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other Applicable Laws dealing with such matters.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.1.        Closing Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):

(a)          The Administrative Agent (or its counsel) receipt of each of the following, each of which shall be originals, facsimiles or copies in .pdf format unless otherwise specified, each properly executed by a Responsible Officer of the signing party, and in form and substance acceptable to the Administrative Agent and the Lenders:

   (i)      executed counterparts of this Agreement, the Security Agreement, the Intermediate Holdings Pledge Agreement and the Intercompany Subordination Agreement;

  (ii)      each document (including Uniform Commercial Code financing statements and trademark, copyright and patent security agreements) required by the Security Documents or reasonably requested by the Administrative Agent or the Lenders to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior to all other Liens (subject only to Liens permitted pursuant to Section 6.3), in proper form for filing, registration or recording;

   (iii)    copies of (A) Uniform Commercial Code, federal and state tax Liens, judgment Liens, litigation and bankruptcy search reports (or the equivalent thereof in the applicable jurisdiction) dated a date near to the Closing Date, listing all effective financing statements and other Lien filings that name each Loan Party (under their current names and any previous names) as debtors, together with (x) copies of such financing statements or other Lien filings, litigation or bankruptcy search reports, and (y) such Uniform Commercial Code termination statements or amendments or other Lien terminations, as applicable, as the Administrative Agent or the Lenders may request, and (B) search results from the United States Patent and Trademark Office and the United States Copyright Office to the extent any patents, trademarks or copyrights form a part of the Collateral;

   (iv)    such documents, incumbency and other certificates as the Administrative Agent or its counsel or the Lenders may reasonably request relating to the organization, existence and good standing (or the equivalent thereof in the applicable jurisdiction) of the Group Companies, the authorization of the Transactions, the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents and any other legal matters relating to the Group Companies, this Agreement or the Transactions (it being understood and agreed that the Administrative Agent and the Lenders shall be entitled to conclusively rely on such documents, incumbency and certificates until notice is received by the Administrative Agent and the Lenders from the Loan Parties or Holdings Companies to the contrary);

   (v)      evidence satisfactory to the Administrative Agent and the Lenders of the receipt of all consents required to effect the Transactions, including all regulatory approvals and licenses, if applicable;

  (vi)      evidence of the existence of insurance required to be maintained pursuant to Section 5.5, together with evidence that the Administrative Agent has been named as lender’s loss payee with respect to each policy of property or casualty insurance and as an additional insured with respect to each policy of liability insurance;

  (vii)    a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower Representative, confirming compliance with the conditions set forth in clauses (e) and (k) of Section 4.1 and clauses (b) and (c) of Section 4.2;

  (viii)   a solvency certificate as to the Loan Parties (after giving effect to the Transactions), executed by a Financial Officer of Holdings;

   (ix)     [Intentionally Omitted].

(b)          The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Bank and the Lenders and dated the Closing Date) of each of (i) Gibson, Dunn & Crutcher LLP, U.S. counsel for the Group Companies, and (ii) Walkers (Bermuda) Limited, Bermuda counsel for the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, and covering such other matters relating to the Group Companies, the Loan Documents or the Transactions as the Administrative Agent and the Lenders shall reasonably request.

(c)          The Administrative Agent shall have received evidence satisfactory to it and the Lenders that all Debt to be Repaid, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, will have been paid in full substantially concurrently with the making of the initial Loans or the issuance of the initial Letter(s) of Credit, as applicable, and all obligations with respect thereto will, substantially concurrently with the making of the initial Loans or the issuance of the initial Letter(s) of Credit, as applicable, be terminated (other than contingent indemnification obligations), and that all Liens securing payment of any such Debt to be Repaid will substantially contemporaneously be released substantially concurrently with the time of the making of the initial Loans or the issuance of the initial Letter(s) of Credit, as applicable, on terms and in a manner satisfactory to the Administrative Agent and the Lenders. In addition, the Administrative Agent shall have received copies of termination agreements and final drafts of Uniform Commercial Code termination statements to be filed or other instruments as may be suitable or appropriate in connection with the foregoing.

(d)          [Intentionally Omitted].

(e)          Excess Availability as determined by the Administrative Agent, as of the Closing Date, shall be not less than $6,250,000 after giving effect to the initial Loans made or to be made and Letters of Credit issued or to be issued in connection with the initial transactions hereunder.

(f)            A Financial Officer of the Borrower Representative shall have delivered to the Administrative Agent a duly completed and executed Borrowing Base Certificate.

(g)           The Administrative Agent shall have received duly executed copies of the HSBC ME RCF Loan Documents.

(h)           The Administrative Agent, the Issuing Bank, and each Lender shall have received payment of all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(i)           The Administrative Agent, the Issuing Bank and each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(j)          To the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Closing Date, if a Lender has requested, a Beneficial Ownership Certification in relation to the Borrowers, then such Lender shall have received such Beneficial Ownership Certification.

(k)           Since June 30, 2024, there has not occurred a Material Adverse Effect.

(l)           The Administrative Agent shall have received such other documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request.

For purposes of determining compliance with the conditions specified in Section 4.1, each Lender or Issuing Bank shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable to satisfactory to a Lender or Issuing Bank unless the Administrative Agent shall have received written notice from such Lender or Issuing Bank prior to the proposed Closing Date specifying any objection thereto.

The Administrative Agent shall notify the Borrowers, the Issuing Bank and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

Section 4.2.        Each Credit Extension. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than Overadvance Loans in accordance with Section 2.23 and Protective Advances in accordance with Section 2.24), and of the Issuing Bank to issue, extend, reinstate or otherwise amend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           the Administrative Agent and, if applicable, the applicable Swingline Lender or the applicable Issuing Bank shall have received a written Borrowing Request or request for Letter of Credit (or extension, reinstatement or amendment request relating thereto), as applicable, in accordance with the requirements hereof;

(b)          The representations and warranties of each Group Company set forth in the Loan Documents shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case any such representation or warranty shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case any such representation or warranty shall be true and correct in all respects) as of such earlier date.

(c)          At the time of and immediately after giving effect to such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(d)          After giving effect to any requested Loan, the Aggregate Revolving Credit Exposure does not exceed the Line Cap then in effect.

Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in clauses (b) and (c) of this Section.

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the Obligations have been Paid in Full, each Group Company, for itself and its Subsidiaries, covenants and agrees with the Administrative Agent, the Issuing Bank and the Lenders that:

Section 5.1.           Financial Statements; Ratings Change and Other Information. Holdings shall furnish, or shall cause to be furnished, to the Administrative Agent, the Issuing Bank and each Lender:

(a)         as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of Holdings, (i) audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (without any qualification or exception which (x) is of a “going concern” or similar nature (but, in each case, may contain a qualification, exception, explanatory paragraph or “going concern” statement that is due to (i) the impending maturity, within 12 months, of the Obligations or the HSBC ME RCF Obligations or (ii) a breach or impending breach of the Financial Covenants or any financial covenant under the HSBC ME RCF Loan Documents), or (y) relates to the limited scope of examination of matters relevant to such financial statement, and (ii) management prepared consolidating balance sheet and related statements of operations, shareholders’ equity and cash flows of the Loan Parties as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year;

(b)         (i) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, the consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries, (ii) as soon as practicable, but in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings the consolidating balance sheet and related statements of operations, shareholders’ equity and cash flows of Loan Parties and (iii) as soon as practicable, but in any event within ninety (90) days after the end of the fourth fiscal quarter of each fiscal year of Holdings the consolidating balance sheet and related statements of operations, shareholders’ equity and cash flows of Loan Parties, in each case, as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings’ and its Subsidiaries on a consolidated basis and the Loan Parties on a consolidating basis, in each case, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with a customary management’s discussion and analysis of financial information;

(c)          concurrently with any delivery of financial statements under clause (a) or (b) above, a duly completed and executed Compliance Certificate of a Financial Officer of Holdings (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the covenants set forth in Section 6.1 for such period, regardless of whether a Covenant Compliance Period is then in effect, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, together with a customary management’s discussion and analysis of financial information;

(d)           as soon as available, but in any event at least sixty (60) days after the end of each fiscal year of Holdings, forecasts prepared by management of Holdings, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of (i) Holdings and its Subsidiaries and (ii) the Loan Parties on a consolidating basis, in each case, on a monthly basis for the immediately following fiscal year and any projected changes in financial position of Holdings and its Subsidiaries or Loan Parties, as applicable, and a description of the underlying assumptions applicable thereto, and as soon as available, significant revisions, if any, of such forecast with respect to such fiscal year;

(e)         promptly upon receipt thereof, copies of all detailed financial and management reports submitted to Holdings by independent auditors in connection with each annual or interim audit made by such auditors of the books of Holdings;

(f)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Subsidiary thereof with the SEC, or with any national securities exchange, or distributed by any of them to their shareholders generally, as the case may be;

(g)          [intentionally omitted]; and

(h)        promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings or any Subsidiary thereof (including, information and certifications regarding whether the Guarantors constitute “eligible contract participants” as defined in the Commodity Exchange Act and the regulations thereunder), or compliance with the terms of the Loan Documents, as the Administrative Agent, the Issuing Bank or Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such documents are posted on Holdings’ behalf on a datasite (including Edgar) acceptable to Administrative Agent, if any, to which each Lender, each Issuing Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (ii) such documents have been e-mailed to the Administrative Agent; provided that if Holdings ceases to be a public company, (x) Holdings shall deliver paper copies of such documents to the Administrative Agent upon request, and (y) Holdings shall notify the Administrative Agent by e-mail of the posting of any such documents pursuant to clause (i). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings with any such request for delivery, and each Issuing Bank or Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.2.          Notices of Material Events. The Borrower Representative shall furnish to the Administrative Agent for distribution to each Lender and each Issuing Bank written notice of the following:

(a)          promptly, and in any event within three (3) days after any Responsible Officer of any Group Company obtains knowledge thereof, the occurrence of any Default or Event of Default;

(b)          promptly, and in any event within three (3) days after any Responsible Officer of any Loan Party obtains knowledge thereof, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Group Company or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)        promptly upon a Responsible Officer of any Group Company obtaining knowledge thereof, the occurrence of any ERISA Event (or the maintenance, commencement or, to the knowledge of any Responsible Officer of any Group Company, threat of any claim, action, suit, audit or investigation with respect to any Pension Plan or Multiemployer Plan, other than routine claims for benefits) that, alone or together with any other ERISA Events that have occurred (and any such claims, actions, suits, audits or investigations with respect to any Pension Plan or Multiemployer Plan that are being maintained or have commenced or, to the knowledge of any Responsible Officer of any Group Company, have been threatened), could reasonably be expected to result in a Material Adverse Effect;

(d)        promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 5.1 or any other clause of this Section 5.2; provided that statements or reports furnished to any holder of HSBC ME RCF Obligations will not be required to be furnished to the Lenders pursuant to this Section 5.2(d);

(e)          promptly, and in any event within five (5) Business Days after receipt thereof by any Group Company or any Subsidiary thereof, copies of each material notice or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other material inquiry by such agency regarding financial or other operational results of any Group Company or any Subsidiary thereof;

(f)          in the event that Holdings is no longer a public filer with the SEC, promptly upon any Responsible Officer of any Group Company obtaining knowledge thereof, of any material change in accounting policies or financial reporting practices by such Group Company or any Subsidiary of the Loan Parties;

(g)          promptly upon any Responsible Officer of any Group Company obtaining knowledge thereof, any other development that results in (i) breach or non-performance of, or any default under, a Contractual Obligation of such Loan Party, any Subsidiary thereof, or any Holding Company, (ii) any dispute, litigation, investigation, proceeding or suspension between such Loan Party, any Subsidiary thereof or any Holding Company and any Governmental Authority, and (iii) the commencement of, or any material development in, any litigation or proceeding affecting such Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws; provided that the Borrower Representative shall only be required to furnish to the Administrative Agent for distribution to each Lender and each Issuing Bank written notice of such events described in the foregoing clauses (i), (ii) or (iii) to the extent such event results in or could reasonably be expected to result in, a Material Adverse Effect; and

(h)          any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3.          Existence; Conduct of Business. Each Loan Party shall, and shall cause each Subsidiary thereof to, and each Holding Company, shall do or cause to be done all things necessary to (a) preserve, renew and keep in full force and effect its legal existence and good standing (or its jurisdictional equivalent) under the laws of the jurisdiction of its organization, (b) maintain all requisite power and authority to carry on its business as now conducted, (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, preserve, renew and keep in full force and effect its qualification to do business in, and its good standing (or its jurisdictional equivalent) in, every jurisdiction where such qualification is required, and (d) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, preserve, renew and keep in full force and effect all other rights, qualifications, licenses, permits, privileges and franchises necessary or desirable to the conduct of its business; provided that, the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation, provisional liquidation or dissolution expressly permitted under Section 6.4.

Section 5.4.        Payment of Obligations. Each Loan Party shall, and shall cause each Subsidiary thereof to, and each Holding Company shall, pay as the same shall become due and payable all of its obligations and liabilities, including material Tax liabilities, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, and (b) such Loan Party, Holding Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.5.         Maintenance of Properties; Insurance. Each Loan Party shall, and shall cause each Subsidiary thereof to, (i) keep and maintain all property useful and necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) maintain, with financially sound and reputable insurance companies as determined in the reasonable discretion of Holdings or the Loan Parties, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations including, without limitation, business interruption insurance. The Borrowers shall, within the time periods requested by the Administrative Agent, cause each issuer of an insurance policy in the United States to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as lender’s loss payee with respect to each policy of property or casualty insurance and naming the Administrative Agent as an additional insured with respect to each policy of liability insurance and (ii) providing that thirty (30) days’ notice shall be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy; provided that if the applicable insurance provider is unable to provide such advance notice of cancelation, material reduction, change in coverage or material modification, after the Borrowers’ use of commercially reasonable efforts to obtain such endorsement, such notice may instead be provided promptly following such event. If at any time the area in which any Real Property constituting Collateral is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), each Loan Party shall, and shall cause each other applicable Loan Party to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

Section 5.6.          Books and Records; Inspection Rights; Field Examinations; Appraisals.

(a)         Each Holding Company and Loan Party shall, and shall cause each Subsidiary of any Loan Party to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied are made of all dealings and transactions in relation to its assets, business and activities.

(b)         Each Holding Company and Loan Party shall, and shall cause each Subsidiary of any Loan Party to, permit representatives and independent contractors designated by the Administrative Agent or the Issuing Bank or Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records (which, for the avoidance of doubt, includes any books and records stored electronically on a cloud-based system), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, when a Default or Event of Default has occurred and is continuing, the Administrative Agent, the Issuing Bank or Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice. All such inspections or audits by the Administrative Agent shall be at the Borrowers’ expense; provided that, so long as no Default or Event of Default exists, the Borrowers shall not be required to reimburse the Administrative Agent for inspections or audits more frequently than twice in each fiscal year. Each Group Company hereby authorizes and instructs its independent accountants to discuss the Group Companies’ affairs, finances and condition with the Administrative Agent, the Issuing Bank and any Lender, at the Administrative Agent’s or such Lender’s or Issuing Bank’s request.

(c)         In addition to the inspections set forth in clause (b) above, Administrative Agent shall conduct, or shall cause to be conducted, at the Loan Parties’ expense, such inspections, field examinations, appraisals, audits, investigations and reviews as the Administrative Agent shall reasonably request for the purpose of determining the Borrowing Base, all from an appraiser reasonably acceptable to the Administrative Agent and upon reasonable prior notice and at such times during normal business hours; provided that unless an Event of Default has occurred and is continuing, not more than one (1) field examination shall be required in each calendar year; provided, that the Administrative Agent shall be entitled, at the Borrowers’ sole cost and expense, to conduct an additional field examination in any one year period if Excess Availability is less than the greater of (x) $3,750,000 and (y) 15% of the Aggregate Revolving Commitments at any time; provided further, that following the occurrence and during the continuation of an Event of Default, such field examinations may be conducted at the Borrowers’ sole cost and expense as many times as the Administrative Agent shall consider reasonably necessary; provided further, that Administrative Agent may, in its Permitted Discretion, require additional field examinations for the purpose of determining eligibility of any assets acquired by a Borrower in connection with an Investment permitted under Section 6.6 (and any such additional field examinations shall not reduce the number of field examinations that Administrative Agent may conduct in any fiscal year); provided further, that the Administrative Agent shall be entitled, at the Lenders’ sole cost and expense, to conduct an additional field examination in any one year period. Any field examinations or appraisals conducted prior to the Closing Date shall be conducted at the Borrowers’ expense and shall not count against the limited number of field examinations or appraisals, as applicable, for which expense reimbursement may be sought under Section 5.6(c).

(d)          The Administrative Agent may in connection with any field examination conducted pursuant to Section 5.6(c), at the Borrowers’ sole cost and expense, make physical verifications of the inventory in any manner and through any medium that the Administrative Agent reasonably considers advisable, and the applicable Loan Party shall furnish all such reasonable assistance and reasonably available information as the Administrative Agent may reasonably require in connection therewith.

Section 5.7.        Compliance with Laws and Contractual Obligations. Each Group Company shall, and shall cause each Subsidiary thereof to, comply in all material respects with Applicable Law (including Environmental Laws, Sanctions and Anti-Money Laundering Laws), and perform in all material respects its Contractual Obligations.

Section 5.8.          Use of Proceeds and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used in accordance with Section 3.20. No part of the proceeds of any Loan or Letter of Credit shall be used, whether directly or indirectly, for any purpose that entails a violation of any Regulation of the Federal Reserve Board, including Regulations T, U and X.

Section 5.9.          Further Assurances.

(a)          Each Group Company shall take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time, at the Borrowers’ expense, to carry out more effectively the purposes of the Loan Documents and to ensure that the Secured Obligations are secured by substantially all of the assets of the Loan Parties (as well as all Equity Interests of each such Subsidiary (other than a CFC) and not more than 65% of all voting Equity Interests and 100% of all non-voting Equity Interests of each CFC that is owned by a Loan Party) and guaranteed by each Loan Party (including, upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date), in each case as the Administrative Agent may determine, including (i) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, financing statements and other documents, and the filing, registering or recording (or re-filing, re-registering or re-recording) of any of the foregoing, and (ii) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.

(b)          [Intentionally Omitted].

(c)           If any additional Subsidiary of a Loan Party (other than an Excluded Subsidiary) is formed or acquired after the Closing Date, the Loan Parties shall promptly, and in any event within forty-five (45) days (or such longer period as the Administrative Agent may agree in its sole and absolute discretion) after such newly formed or acquired Subsidiary is formed or acquired, notify the Administrative Agent thereof, and (i) cause such Subsidiary (other than an Excluded Subsidiary) to become either a Borrower or a Guarantor, as elected by the Borrower in consultation with the Administrative Agent in its Permitted Discretion, by delivering to the Administrative Agent joinders to this Agreement, the Security Agreement and the other applicable Security Documents (in each case in the form contemplated thereby), duly executed and delivered by such Subsidiary (other than an Excluded Subsidiary), pursuant to which such Subsidiary (other than an Excluded Subsidiary) agrees to be bound by the terms and provisions thereof, such joinder to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel, (ii) cause to be delivered documentation and other information in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act in form and substance reasonably satisfactory to the Administrative Agent, and (iii) cause all of the outstanding Equity Interests of such Subsidiary owned directly by any Loan Party (but not including any Excluded Assets or, in the case of a CFC, not more than 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of such CFC) to be pledged in favor of the Administrative Agent for the benefit of the Secured Parties by delivering to the Administrative Agent supplements or amendments to the Security Agreement and the other applicable Security Documents (in each case in the form contemplated thereby), duly executed and delivered by such Loan Party, along with undated stock or other powers for any such Equity Interests evidenced by certificates, executed in blank (or, if any such Equity Interests are uncertificated, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been pledged to and perfected by the Administrative Agent in accordance with the UCC or any similar law which may be applicable).  To the extent that any (former) Dormant Subsidiary no longer meets the criteria of a Dormant Subsidiary after the Closing Date and is not otherwise an Excluded Subsidiary, then in either case the Borrowers shall cause such Subsidiary to comply with the requirements set with in this Section 5.9(c) within forty-five (45) days following such determination (or such longer period as the Administrative Agent may agree in its sole and absolute discretion).

(d)          The Borrower Representative shall furnish to the Administrative Agent within thirty (30) days’ after the applicable change, written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization, or (iii) in any Loan Party’s organizational identification number.

(e)        Not later than five (5) days after delivery of financial statements pursuant to Section 5.1(a), the Borrower Representative shall deliver to the Administrative Agent a certificate duly executed by a Responsible Officer of the Borrower Representative (i) setting forth any updates to Schedules 3.13, 3.24 and 5.9(c), or (ii) confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.9(e).

Section 5.10.       Accuracy of Information. The Borrower Representative will ensure that any written information, including financial statements or other documents, prepared by or on behalf of any Group Company or Subsidiary thereof and furnished to the Administrative Agent or the Lenders in connection with any Loan Document or any amendment or modification thereof or waiver thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Representative on the date thereof as to the matters specified in this Section 5.10.

Section 5.11.        Additional Information. Promptly following any request therefor, the Group Companies shall provide information and documentation reasonably requested by the Administrative Agent, the Issuing Bank or any Lender for the purpose of the Administrative Agent’s or such Lender’s compliance with applicable “know your customer” and Anti-Money Laundering Laws, rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

Section 5.12.        [Intentionally Omitted].

Section 5.13.        [Intentionally Omitted].

Section 5.14.        Collateral Reporting.

(a)           The Borrower Representative shall provide the Administrative Agent, within twenty (20) days after the end of each month (or on the third (3rd) Business Day of each week during a Cash Dominion Period), a Borrowing Base Certificate duly completed and executed by a Financial Officer of the Borrower Representative as of the end of such month (or, during a Cash Dominion Period, as of the close of business on the immediately preceding Friday);

(b)           The Borrower Representative shall provide the Administrative Agent with the following documents in a form satisfactory to the Administrative Agent and the Lenders:

   (i)      as soon as possible after the end of each month (but in any event within twenty (20) days after the end thereof), on a monthly basis or more frequently as the Administrative Agent or the Required Lenders may reasonably request (or on the third (3rd) Business Day of each week during a Cash Dominion Period), (A) agings of accounts payable (and including information indicating the status of payments to owners and lessors of the leased premises of the Loan Parties), and (B) agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger);

   (ii)     upon the Administrative Agent’s or the Required Lenders’ reasonable request, (A) copies of customer statements, purchase orders, sales invoices and credit memos, remittance advices and reports, and copies of deposit slips and bank statements and (B) a schedule of sales made, credits issued and cash received;

  (iii)    within three (3) Business Days after the consummation of any Disposition (outside the ordinary course of business) of any Eligible Accounts in excess of $500,000 included in the Borrowing Base, an updated Borrowing Base Certificate, together with such supporting information as may be reasonably requested by the Administrative Agent; and

   (iv)     such other reports as to the Collateral as the Administrative Agent or the Required Lenders shall reasonably request from time to time; and

 (c)          If any of the Loan Parties’ records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, the Loan Parties hereby irrevocably authorize such service, contractor, shipper or agent to deliver such records, reports, and related documents to the Administrative Agent and to follow the Administrative Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

Section 5.15.       Accounts Covenants.

(a)          The Borrowers shall notify the Administrative Agent promptly of: (i) any material delay in any Borrower’s performance of any of its obligations to any Account Debtor or the assertion of any claims, offsets, defenses or counterclaims by any Account Debtor, or any disputes with Account Debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information relating to the financial condition of any Account Debtor, and (iii) any event or circumstance which, to any Borrower’s knowledge would cause the Administrative Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No material credit, discount, allowance or extension or agreement in an amount exceeding $250,000 for any of the foregoing shall be granted to any Account Debtor without the Administrative Agent’s consent, except in the ordinary course of any Borrower’s business in accordance with practices and policies previously disclosed in writing to the Administrative Agent and except as set forth in the schedules delivered to the Administrative Agent pursuant to Section 5.14(a) above.  So long as no Event of Default exists, the Borrowers shall have the right to settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default exists, the Administrative Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors or grant any credits, discounts or allowances.

(b)         With respect to each Account: (i) the amounts shown on any invoice delivered to the Administrative Agent or Schedule thereof delivered to the Administrative Agent shall be true and complete (after giving effect to any supplements or amendments thereto), (ii) no payments shall be made thereon except payments immediately delivered to the Administrative Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any Account Debtor except as reported to the Administrative Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of the Borrowers’ business in accordance with practices and policies previously disclosed to the Administrative Agent, (iv) there shall be no set-offs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to the Administrative Agent to the extent required by the terms of this Agreement, and (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms, except to the extent any such violation or failure to be legally sufficient or legally enforceable would not reasonably be expected to cause a Material Adverse Effect.

(c)          The Administrative Agent shall have the right at any time or times, in the Administrative Agent’s name or in the name of a nominee of the Administrative Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

Section 5.16.        [Intentionally Omitted].

Section 5.17.        [Intentionally Omitted].

Section 5.18.      Right to Cure. The Administrative Agent may, at its option during the continuance of an Event of Default, (a) upon notice to the Borrowers, cure any default by any Loan Party under any material agreement with a third party that affects the Collateral, its value or the ability of the Administrative Agent or any other Secured Party to collect, sell or otherwise dispose of the Collateral or the rights and remedies of the Administrative Agent or any Lender therein or the ability of any Loan Party to perform its obligations hereunder or under the other Security Documents, (b) pay or bond on appeal any judgment entered against any Loan Party, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral, and (d) pay any amount, incur any expense or perform any act which, in the Administrative Agent’s or the Required Lenders’ judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of the Administrative Agent and the other Secured Parties with respect thereto. The Administrative Agent and the Lenders may add any amounts so expended to the Obligations and charge the Borrowers’ account(s) therefor, such amounts to be repayable by the Borrowers on demand. The Administrative Agent and the Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Loan Party. Any payment made or other action taken by the Administrative Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

Section 5.19.        Cash Management.

(a)           Maintenance of Cash Management System.

  (i)       Schedule of DDAs.  Schedule 5.19(a)(i) attached hereto sets forth all DDAs maintained by the Loan Parties as of the Closing Date, including with respect to each depository, (i) the name of such depository, (ii) the type of account(s) maintained with such depository, and (iii) the account number(s) maintained with such depository.

  (ii)       Cash Management System.  The Loan Parties will establish and maintain the cash management system described below:

    (A)        On or prior to the date that is ninety (90) days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), each Loan Party will take all reasonable actions necessary to obtain Secured Deposit Account Agreements in respect of all DDAs (other than, for avoidance of doubt, any Excluded Deposit Account). All DDAs to which Account Debtors forward payments shall be designated as a “Controlled Account” on Schedule 5.19(a)(ii) annexed hereto (a “Controlled Account”).  If such Secured Deposit Account Agreements are not obtained within ninety (90) days after the Closing Date (or such later date as agreed to in accordance with the immediately preceding sentence), then each Loan Party shall, within fifteen (15) days after the last day of such period, (x) move such Secured Deposit Accounts to the Administrative Agent or to another bank that will provide a Secured Deposit Account Agreement, and (y) negotiate, execute and deliver such Secured Deposit Account Agreement with respect to such Secured Deposit Accounts.  Notwithstanding anything to the contrary contained herein, no Secured Deposit Account Agreements in respect of DDAs maintained at HSBC shall be required unless requested by Administrative Agent.

   (B)           Each Secured Deposit Account Agreement shall provide that, upon receipt of notice by the Administrative Agent (given at the direction of Required Lenders, which shall only be sent during the continuation of a Cash Dominion Period), the bank at which such Secured Deposit Account is maintained shall make daily sweeps from such Secured Deposit Account in accordance with the directions provided by Administrative Agent.  Other than during a Cash Dominion Period, the balance from time to time standing to the credit of any Secured Deposit Account shall be distributed as directed by the Borrower Representative or other applicable Loan Party.

   (C)          On or prior to the date that is ninety (90) days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), all DDAs of the Loan Parties (other than Excluded Deposit Accounts) shall be maintained at HSBC. The Loan Parties shall not be permitted to open any new DDAs after the Closing Date at financial institutions other than HSBC without Administrative Agent’s prior consent; provided, that such the Administrative Agent’s consent shall not be required if any DDAs to be opened at HSBC are, in the good faith determination of the Borrower, not subject to commercially reasonable terms and satisfactory service.

    (D)         The Controlled Accounts shall be Collateral, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which the applicable Loan Party shall have granted a Lien to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents.  Each Loan Party shall use commercially reasonable efforts to ensure that all cash, checks and other similar items of payment in the Controlled Accounts are solely in respect of Collateral.

    (E)         On or prior to the date that is ninety (90) days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), all proceeds of collections of Accounts, and all proceeds of the sale or other disposition of any Inventory and other Collateral, shall be deposited directly into a Controlled Account (or into a DDA that is swept daily to a Controlled Account).  In the event that, notwithstanding the provisions of this clause (E), any Loan Party receives or otherwise has dominion and control of any proceeds of collections of Accounts or proceeds of Inventory and other Collateral, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent and shall, not later than five (5) Business Days after receipt thereof, be deposited into a Controlled Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(b)        Account Statements.  During the continuance of a Cash Dominion Period, each Loan Party shall provide the Administrative Agent with any information and account statements with respect to the Controlled Accounts as reasonably requested in writing by the Administrative Agent.

(c)          Sole Dominion of Administrative Agent.  During a Cash Dominion Period, at the option of the Administrative Agent or the direction of the Required Lenders, each Controlled Account shall at all times be under the sole dominion and control of the Administrative Agent.  Each Loan Party hereby acknowledges and agrees that during a Cash Dominion Period, at the option of the Administrative Agent or the direction of the Required Lenders, (i) such Loan Party has no right of withdrawal from a Controlled Account, (ii) the funds on deposit in a Controlled Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in a Controlled Account shall be transferred daily to the Administrative Agent’s account for application to the Obligations.  During any Cash Dominion Period, (x) if a Controlled Account is maintained at the Administrative Agent, the ledger balance in such Secured Deposit Account as of the end of a Business Day shall be transferred to the Administrative Agent’s account and applied to the Obligations on the next Business Day and (y) if a Controlled Account is not maintained at the Administrative Agent, payments shall be applied to the Obligations on the Business Day of receipt of good funds by the Administrative Agent in the account designated by the Administrative Agent for such purposes; provided that if any such payment is received after 2:00 p.m., it may be deemed received on the next Business Day.  During any Cash Dominion Period, the Administrative Agent shall, unless otherwise directed in writing by the Required Lenders or otherwise required by Section 7.2, apply all available funds in its account which were deposited pursuant to this clause (c) in such order as the Administrative Agent determines in its Permitted Discretion; provided that to the extent no Loans are outstanding, the Administrative Agent shall, unless otherwise directed in writing by the Required Lenders during the continuance of a Cash Dominion Period, either (i) apply such funds to the Obligations in such order as the Administrative Agent determines or (ii) return such funds to the Borrowers (it being understood that if as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of the Borrowers).  The Administrative Agent shall promptly (but in any event within five (5) Business Days) furnish written notice to each Person with whom a Controlled Account is maintained of any termination of a Cash Dominion Period.  During any Cash Dominion Period, the Borrowers irrevocably waive the right to direct the application of any payments or Collateral proceeds, and agree that the Administrative Agent shall have the continuing, exclusive right during such Cash Dominion Period to apply and reapply same against the Obligations, in such manner as the Administrative Agent determines in its discretion.

Section 5.20.        [Intentionally Omitted].

Section 5.21.       Post-Closing Covenants.  Each Group Company shall complete the actions specified in Schedule 5.21 within the time periods specified therein, or such longer period of time that Administrative Agent may agree to in its sole discretion.

ARTICLE VI.

NEGATIVE COVENANTS

Until the Obligations have been Paid in Full, each Loan Party (and solely with respect to Sections 6.1, 6.3, 6.5, 6.13, 6.15 and 6.16, each Holding Company) covenants and agrees with the Administrative Agent, the Issuing Bank and the Lenders that:

Section 6.1.          Financial Covenants.

(a)          Fixed Charge Coverage Ratio.  During any Covenant Compliance Period, the Group Companies shall not permit the Fixed Charge Coverage Ratio to be less than 1.00 to 1.00, calculated for the four (4) consecutive fiscal quarters most recently then ended and tested (i) immediately upon trigger based on the most recently completed fiscal quarter end and (ii) on the last day of each subsequently completed fiscal quarter ending during such Compliance Period.

(b)          Total Net Leverage Ratio.  The Group Companies shall not permit the Total Net Leverage Ratio to exceed 2.50 to 1.00 at any time.

Section 6.2.          Indebtedness. No Loan Party shall, and shall not cause or permit any Subsidiary thereof to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness created under the Loan Documents;

(b)          Indebtedness existing on the date hereof and set forth in Schedule 6.2 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by an amount equal to a reasonable premium or other amount paid, and reasonable fees and expenses incurred, in connection with such extension, renewal or replacement, or change any direct or contingent obligor with respect thereto or shorten the average life to maturity thereof;

(c)          Indebtedness of any Loan Party to any Subsidiary of Holdings and of any Subsidiary of Holdings to any Loan Party or any other Subsidiary of Holdings to the extent permitted by Section 6.6; provided that any such Indebtedness of a Loan Party owed to any such Subsidiary that is not a Loan Party shall be in the ordinary course consistent with past practice, unsecured and subordinated to the Obligations pursuant to the terms of the Intercompany Subordination Agreement;

(d)        Guarantees by any Loan Party or any Subsidiary thereof of Indebtedness otherwise permitted hereunder of any Subsidiary thereof and by any Subsidiary thereof of Indebtedness otherwise permitted hereunder of any Loan Party or any other Subsidiary thereof;

(e)         Indebtedness of any Loan Party or any Subsidiary thereof incurred to finance the acquisition, construction, repair, development or improvement of any fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that, the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $5,000,000 at any time outstanding;

(f)          Indebtedness of any Person that becomes a Subsidiary of a Loan Party (other than a Loan Party) after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Loan Party or a  Subsidiary of a Loan Party and is not created in contemplation of or in connection with such Person becoming a Loan Party or a Subsidiary of such Loan Party, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $1,000,000 at any time outstanding;

(g)          Indebtedness of any Loan Party or any Subsidiary thereof as an account party in respect of trade letters of credit;

(h)          obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Hedging Agreement permitted under Section 6.7;

(i)           the Debt to be Repaid (so long as such Indebtedness is repaid on the Closing Date with the proceeds of the initial Loans hereunder);

(j)          contingent liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Acquisitions or other Investments permitted under Section 6.6 and purchasers in connection with Dispositions permitted under Section 6.5;

(k)         other Indebtedness of any Subsidiary of a Loan Party that is not a Loan Party, so long as immediately after giving effect to the incurrence of such Indebtedness, Holdings and its Subsidiaries are in pro forma compliance with the Financial Covenants; and

(l)           other unsecured Indebtedness of the Loan Parties in an aggregate principal amount not exceeding $1,000,000 at any time outstanding.

Section 6.3.          Liens. No Holding Company or Loan Party shall, and shall not cause or permit any Subsidiary of any Loan Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens pursuant to any Loan Document;

(b)          Permitted Encumbrances;

(c)           any Lien on any property or asset of any Loan Party or any Subsidiary thereof existing on the date hereof and set forth in Schedule 6.3; provided that, (i) such Lien shall not apply to any other property or asset of any Loan Party or any Subsidiary thereof, and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)          any Lien existing on any property or asset prior to the acquisition thereof by any Loan Party or any Subsidiary thereof or existing on any property or asset of any Person that becomes a Subsidiary of a Loan Party after the date hereof prior to the time such Person becomes a Subsidiary of a Loan Party; provided that, (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Loan Party or any Subsidiary thereof, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of a Loan Party, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)         Liens on fixed or capital assets acquired, constructed or improved by any Loan Party or any Subsidiary thereof; provided that, (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.2, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the fixed or capital assets being acquired, constructed or improved, and (iii) such security interests shall not apply to any other property or assets of any Loan Party or any Subsidiary thereof;

(f)           Liens and rights of set-off of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business; and

(g)           Liens on any property or asset of a Subsidiary of a Loan Party to secure Indebtedness permitted under Section 6.2(k).

Section 6.4.         Fundamental Changes. No Loan Party shall, and shall not cause or permit any Subsidiary thereof to, merge into, amalgamate or consolidate with any other Person, or permit any other Person to merge into, amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any Subsidiary of a Loan Party (in each case, whether now owned or hereafter acquired), or liquidate, wind-up or dissolve, or purchase or otherwise acquire all or substantially all of the assets or any Equity Interests of any class of, or any partnership or joint venture interest in, any other Person, or change its jurisdiction of incorporation or organization or the form or type of its organization, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary of a Loan Party may merge into any Loan Party in a transaction in which such Loan Party is the surviving entity; provided that if the merger is with a Borrower the surviving entity must be a Borrower, (ii) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate into any other Subsidiary that is not a Loan Party in a transaction in which the surviving entity is a Subsidiary that is not a Loan Party , (iii) any Loan Party or any Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of its assets to the extent permitted by Section 6.5, and (iv) any Subsidiary that is not a Loan Party may liquidate, wind-up or dissolve if any Holding Company determines in good faith that such liquidation or dissolution is in the best interests of the Holding Companies and Loan Parties and is not materially disadvantageous to the Lenders.

Section 6.5.          Disposition of Property. No Group Company shall, and shall not cause or permit any Subsidiary thereof to, Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary thereof, issue or sell any shares of such Subsidiary’s Equity Interests to any Person, except:

(a)          the Disposition of obsolete or worn out property in the ordinary course of business, including the shutdown of any site or location utilized by the Loan Parties for business operations;

(b)          the sale of Inventory in the ordinary course of business;

(c)           the sale or issuance of any Subsidiary’s Equity Interests to any Loan Party or, in the case of any Subsidiary that is not a Loan Party, to any other Subsidiary that is not a Loan Party;

(d)          any Disposition of assets (i) from a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party, (ii) from any Loan Party to another Loan Party or (iii) from a Subsidiary that is not a Loan Party to a Loan Party;

(e)          sales of Cash Equivalent Investments in the ordinary course of business and for fair market value;

(f)           the Disposition of other property (other than any Collateral included in the Borrowing Base) not described under this Section 6.5 for not less than fair market value as long as (i) no Event of Default has occurred and is then continuing or would result therefrom, (ii) at least 75% of the consideration therefor consists of cash and Cash Equivalent Investments, and (iii) the aggregate fair market value of such property so disposed of does not exceed $350,000 in any fiscal year; and

(g)         any Disposition of assets by a Subsidiary that is not a Loan Party so long as such Disposition could not reasonably be determined to have a material adverse impact on the business of (i) the Loan Parties or (ii) Holdings and its Subsidiaries.

Section 6.6.          Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party shall, and shall not cause or permit any Subsidiary thereof to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Investment, except:

(a)           cash and Cash Equivalents Investments;

(b)           Investments listed on Schedule 6.6 as of the Closing Date, and any refinancing, refunding, renewal or extension of any such Investment that does not increase the amount thereof;

(c)           Investments by any Loan Party in any other Loan Party;

(d)           loans or advances made by (i) any Loan Party to any other Loan Party and (ii) any Subsidiary of Holdings that is not a Loan Party to any Loan Party or any other Subsidiary of Holdings;

(e)           Guarantees constituting Indebtedness permitted by Section 6.2;

(f)         advances to officers, directors and employees of the Loan Parties and their Subsidiaries in an aggregate amount not to exceed $350,000 at any time outstanding, for payroll payments, travel, entertainment, relocation and analogous ordinary business purposes;

(g)          bank deposits in the ordinary course of business;

(h)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;

(i)           non-cash consideration received, to the extent permitted by the Loan Documents, in connection with the Disposition of property permitted by this Agreement;

(j)           Hedging Agreements permitted by Section 6.7, to the extent any such Hedging Agreement constitutes an Investment; and

(k)          Investments made by any Loan Party in any Subsidiary of Holdings that is not a Loan Party, in the ordinary course consistent with past practice, in an aggregate amount not to exceed $100,000 at any time outstanding.

(l)            the Loan Parties and their Subsidiaries may make other Investments, so long as (i) the Payment Conditions are satisfied on the date such Investment is made and (ii) prior to making such Investment, a Responsible Officer of the Borrower Representative delivers a certificate to Administrative Agent demonstrating in reasonable detail the satisfaction of the conditions contained in the definition of “Payment Conditions” after giving effect to such Investments.

provided that, for the avoidance of doubt, no Loan Party shall be permitted to transfer any material intellectual property to any Subsidiary of Holdings that is not a Loan Party.

Section 6.7.         Hedging Agreements. No Loan Party shall, and shall not cause or permit any of its Subsidiaries to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which such Loan Party or any such Subsidiary has actual exposure (other than those in respect of Equity Interests of such Loan Party or any of its Subsidiaries) or is not for speculative purposes, and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate, from floating to fixed rates, or otherwise) with respect to any interest-bearing liability or investment of such Loan Party or any such Subsidiary.

Section 6.8.         Restricted Payments. No Loan Party shall, and shall not cause or permit any Subsidiary thereof to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)          any Loan Party may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(b)           Subsidiaries of the Loan Parties may declare and pay dividends ratably with respect to their Equity Interests;

(c)           the Loan Parties may make Permitted Tax Distributions; and

(d)          the Loan Parties and their Subsidiaries may make other Restricted Payments, so long as (i) the Payment Conditions are satisfied on the date such Restricted Payment is made and (ii) prior to making such Restricted Payment, a Responsible Officer of the Borrower Representative delivers a certificate to Administrative Agent demonstrating in reasonable detail the satisfaction of the conditions contained in the definition of “Payment Conditions” after giving effect to such Restricted Payment.

Section 6.9.          Transactions with Affiliates. No Loan Party shall, and shall not cause or permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Group Companies and their Subsidiaries not involving any other Affiliate  (other than to the extent otherwise permitted under the other clauses of this Section 6.9), which are not otherwise prohibited by the Loan Documents, (c) any Restricted Payment not prohibited by Section 6.8, (d) any transaction entered into pursuant to the terms of any Investment not prohibited by Section 6.6, (e) transactions with customers, clients, suppliers, joint ventures, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents, (f) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of the Group Companies and their Subsidiaries, (g) transactions with the Holding Companies relating to settling intercompany accounts in the ordinary course of business, including with respect to compensation of directors, officer and employees of Holdings and its Subsidiaries and (h) non-exclusive licenses or sublicenses of (or other non-exclusive grants of rights to use or exploit) intellectual property rights entered into in the ordinary course of business and not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Loan Parties.

Section 6.10.       Changes in Nature of Business. Holdings shall not, and shall not cause or permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by Holdings and its Subsidiaries thereof on the date of execution of this Agreement and businesses reasonably complementary or related thereto and any reasonable extension thereof.

Section 6.11.       Negative Pledges; Restrictive Agreements. No Loan Party  shall, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any such Subsidiary to create, incur or permit to exist any Lien upon any of its property, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to such Loan Party or any other such Subsidiary or to Guarantee Indebtedness of such Loan Party or any other such Subsidiary or transfer any of its properties to any Loan Party; provided that, (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by the Loan Documents, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any asset or a Subsidiary of a Loan Party pending such sale; provided that, such restrictions and conditions apply only to the asset or the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.12.       Restriction of Amendments to Certain Documents. No Loan Party shall, and shall not cause or permit any of its Subsidiaries to, amend or otherwise modify, or waive any rights under, its Organizational Documents if, in any case, such amendment, modification or waiver could be materially adverse to the interests of the Administrative Agent or the Lenders.

Section 6.13.       Changes in Fiscal Periods. No Group Company shall, and shall not permit any of its Subsidiaries to, change its fiscal year to end on a day other than June 30th or change its method of determining fiscal quarters.

Section 6.14.       [Intentionally Omitted].

Section 6.15.       Sanctions; Anti-Corruption.

(a)         No Group Company will, directly or indirectly, use the proceeds of the Loans or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Group Company or any Subsidiary of Holdings, joint venture partner or other Person, (i) to fund any activities or business of or with any Person that is the subject of Sanctions, or in any country or territory, that, at the time of such funding, is the target of comprehensive Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, Issuing Bank, Lender, underwriter, advisor, investor or otherwise); other than to the extent this covenant would result in a violation of Council Regulation (EC) No. 2271/96, as amended (or any implementing law or regulation in any member state of the European Union) or any similar applicable blocking or anti-boycott law or regulation in the United Kingdom).

(b)          No part of the proceeds of the Loans or any Letter of Credit will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

Section 6.16.       Status of Holding Companies.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no Holding Company shall conduct, transact or otherwise engage in any material business or operations; provided, that the following shall be permitted in any event: (i) its ownership of the Equity Interests of Subsidiaries; (ii) the consummation of a Disposition with respect to its Equity Interests in, or the property or assets of, any Subsidiary that, if consummated by any such Subsidiary, such Disposition would be permitted under Section 6.5 and, in each case, activities incidental thereto; (iii) the performing of activities (including, without limitation, cash management activities) and the entry into documentation with respect thereto, in each case, so long as, if such transactions constitute an Investment, prior to and after giving effect to such Investment, Holdings and its Subsidiaries, on a consolidated basis, are in compliance with the Financial Covenants; (iv) the issuance of its own Equity Interests, the making of Restricted Payments (and other activities in lieu thereof not prohibited by this Agreement), (v) the making of contributions to the capital of its Subsidiaries and other Investments and Guarantees of Indebtedness; (vi) subject to the limitations in the last sentence of this paragraph, the incurrence of Liens expressly permitted by Section 6.3 hereof and Indebtedness (so long as, prior to and after giving effect to the incurrence of such Indebtedness, Holdings and its Subsidiaries, on a consolidated basis, are in compliance with the Financial Covenants) and the Guarantees of other obligations not constituting Indebtedness; (vii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); (viii) the performing of its obligations with respect to its obligations with respect to the Transactions; (ix) the participation in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and its Subsidiaries, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (x) the holding of any cash and Cash Equivalent Investments (but not operating any property); (xi) the entry into and performance of its obligations with respect to contracts and other arrangements, including the providing of indemnification to officers, managers, directors and employees; and (xii) any activities incidental to the foregoing.  No Holding Company shall create, incur, assume or suffer to exist any Lien on any Equity Interests of its Subsidiaries that are Loan Parties (other than Liens pursuant to any Loan Document, non-consensual Liens arising solely by operation of Law and Liens expressly permitted by Section 6.3 hereof) and shall not incur any Indebtedness other than as set forth in the foregoing clauses (v), (vi) and (viii).

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.1.          Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)         the Borrowers shall fail to pay any principal of or any interest on any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by reason of acceleration or otherwise;

(b)          the Borrowers shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) or more Business Days;

(c)         any representation or warranty made or deemed made by or on behalf of any Group Company in, or in connection with, this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect or misleading in any material respect (except for representations and warranties that are qualified by materiality, which shall not be incorrect or misleading in any respect) when made or deemed made;

(d)          any Group Company shall fail to observe or perform any covenant, condition or agreement contained in Section 2.20, Section 5.1, 5.2, Section 5.3 (with respect to the existence of any Group Company), 5.5, 5.6, 5.8 or 5.9(c) or (d), 5.14, 5.19, 5.21 or in Article VI;

(e)           any Group Company shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (x) notice thereof from the Administrative Agent to the Borrower Representative (which notice will be given at the request of any Lender) and (y) the date a Responsible Officer of any Group Company becomes aware of such failure;

(f)           any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable which failure shall continue beyond any applicable grace period provided under the terms of such Material Indebtedness;

(g)          any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (in the case of any Material Indebtedness constituting a Guarantee) to become payable; provided that, this clause (g)(i) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such voluntary sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness;

(h)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, provisional liquidation, reorganization or other relief in respect of any Loan Party, any Subsidiary thereof (other than a Dormant Subsidiary), or any Holding Company, or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, provisional liquidator or similar official for any Loan Party, any Subsidiary thereof (other than a Dormant Subsidiary), or any Holding Company,  or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)          any Loan Party, any Subsidiary thereof (other than a Dormant Subsidiary), or any Holding Company,  shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, provisional liquidation, dissolution, winding-up, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, provisional liquidator or similar official for any Loan Party, any Subsidiary thereof (other than a Dormant Subsidiary), or any Holding Company, or for a substantial part of any of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j)          any Loan Party, any Subsidiary thereof (other than a Dormant Subsidiary), or any Holding Company, shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)        one or more judgments for the payment of money in an aggregate amount in excess of $1,500,000 shall be rendered against a Loan Party, any Subsidiary thereof, or any Holding Company, or any combination thereof (not paid or covered by insurance) and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Loan Party, any Subsidiary thereof, or any Holding Company, to enforce any such judgment;

(l)           an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of any Group Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that would reasonably be expected to have a Material Adverse Effect;

(m)         any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, shall cease to be in full force and effect; or any Group Company or any other Person shall contest in any manner the validity or enforceability of any provision of any Loan Document; or any Group Company shall deny that it has any or further liability or obligation under any Loan Document, or shall purport to revoke, terminate or rescind any provision of any Loan Document; or any Lien granted by such Loan Party or Intermediate Holdings securing any Obligation shall, in whole or in part, fail to be a perfected Lien having first priority (subject only to such other Liens permitted to have priority over it pursuant to the Loan Documents);

(n)          [intentionally omitted];

(o)          a Change of Control shall occur;

(p)          [intentionally omitted];

(q)          [intentionally omitted]; or

(r)           [intentionally omitted];

then, and in every such event (other than an event with respect to a Group Company described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:

  (i)       terminate the Commitments, and thereupon the Commitments (if not theretofore terminated) shall terminate immediately;

  (ii)      declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Group Companies (including all amounts of LC Obligations, whether or not the beneficiary of any then-outstanding Letter of Credit shall have demanded payment thereunder) accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Group Companies; and in case of any event with respect to the Holding Companies or the Borrowers described in clause (h) or (i) of this Section, the Commitments (if not theretofore terminated) shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Group Companies (including all amounts of LC Obligations, whether or not the beneficiary of any then-outstanding Letter of Credit shall have demanded payment thereunder) accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Group Companies;

  (iii)     require that the Borrowers Cash Collateralize the LC Obligations as provided in Section 2.5(j); and

  (iv)      exercise on behalf of itself, the Lenders and the Issuing Bank all rights and remedies available to it, the Lenders and the Issuing Bank under the Loan Documents and Applicable Law.

Section 7.2.      Application of Funds. After the exercise of remedies provided for in Section 7.1 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including legal expenses payable under Section 9.3 and amounts payable under Article II) payable under the Loan Documents to the Administrative Agent in its capacity as such;

Second, to payment in full of any Overadvance Loans and any Protective Advances (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent, the Swingline Lender and the Lenders on a pro rata basis in accordance with the amount of such Overadvance Loans or Protective Advance owed to them on the date of the relevant distribution);

Third, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable under the Loan Documents to the Lenders and the Issuing Bank (including fees and disbursements and other charges of counsel payable under Section 9.3 and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, unreimbursed LC Disbursements and accrued and unpaid Letter of Credit fees, ratably among the holders of such Secured Obligations in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to (i) payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements, (ii) any breakage, termination or other payment obligations under any Lender Provided Hedging Agreement or any Lender Provided Financial Service Product solely to the extent of any Bank Product Reserve established in connection with the entering into of such Bank Product Obligations which the Administrative Agent has acknowledged, and the Borrower Representative and the applicable Bank Product Provider have agreed, (iii) Cash Collateralize that portion of the LC Obligations comprising the undrawn amount of Letters of Credit, ratably among the holders of such Secured Obligations in proportion to the respective amounts described in this clause Fifth held by them; provided that, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section 7.2;

Sixth, to the payment of (x) all other Secured Obligations of the Group Companies that are due and payable to the Administrative Agent and the other Secured Parties on such date (including Bank Product Obligations not otherwise covered under clause (ii) of the immediately preceding clause Fifth) and (y) the HSBC ME RCF Obligations to the extent that the HSBC ME RCF Obligations have become due prior to their scheduled maturity; provided, that this clause (ii) shall not apply if the HSBC ME RCF Obligations become due as a result of the voluntary sale or transfer of the property or assets securing the HSBC ME RCF Obligations if such voluntary sale or transfer is permitted under the HSBC ME RCF Loan Documents and the HSBC ME RCF Obligations are repaid when required under the HSBC ME RCF Loan Documents; in each case ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Secured Obligations have been Paid in Full, to the Borrowers or as otherwise required by Applicable Law.

Subject to Sections 2.5(j) and 2.20, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired or cancelled (without any pending drawings), such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above and, if no Secured Obligations remain outstanding, remitted to the Borrowers.

Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 7.2.

ARTICLE VIII.

THE ADMINISTRATIVE AGENT

Section 8.1.          Appointment and Authority.

(a)        Each of the Lenders and the Issuing Bank hereby irrevocably appoints HSBC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and no Group Company shall have any rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent does not connote (and is not intended to connote), any fiduciary or other implied (or express) obligation arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)          Each Lender hereby authorizes the Administrative Agent to (i) execute, deliver and perform as a collateral agent under this Agreement and each other Loan Document to which the Administrative Agent is or is intended to be a party, (ii) exercise and enforce any and all rights, powers and remedies provided to the Administrative Agent or any Lender by this Agreement and each other Loan Document to which the Administrative Agent is or is intended to be a party, any Applicable Law, or any other document, instrument, or agreement, and (iii) take any other action under this Agreement and each other Loan Document to which the Administrative Agent is or is intended to be a party which Administrative Agent in its sole discretion shall deem advisable and in the best interests of the Lenders. Notwithstanding the foregoing, the Administrative Agent shall not commence an enforcement action (as such term is defined in the Loan Documents) except at the direction of the Required Lenders; provided that, if the Administrative Agent is prohibited by any court order or Applicable Law from commencing any enforcement action, the Administrative Agent shall not be obligated to commence such enforcement action until such authority is obtained. All decisions with respect to the type of enforcement action which is to be commenced shall be made by, and all actions with respect to prosecution and settlement of such enforcement action shall require the direction of the Required Lenders, and the Administrative Agent shall not be required to take any enforcement action in the absence of any such direction. The Administrative Agent will use its commercially reasonable efforts to pursue diligently the prosecution of any enforcement action, which the Administrative Agent is so authorized or directed to initiate pursuant to this Agreement. The Administrative Agent shall make available to the Lenders copies of all notices it receives in connection with the Collateral or any enforcement action promptly upon receipt. Subject to the terms of this Agreement, the Administrative Agent agrees to administer and enforce this Agreement and the other Security Documents to which it is a party and to foreclose upon, collect and dispose of the Collateral and to apply the proceeds therefrom, for the benefit of the Secured Parties, as provided in this Agreement, and otherwise to perform its duties and obligations as a “collateral agent” hereunder in accordance with the terms hereof; provided, however, that the Administrative Agent shall have no duties or responsibilities except those expressly set forth in the Security Documents to which it is a party as Administrative Agent, and no implied covenants or obligations shall be read into any such Security Documents against the Administrative Agent.

Section 8.2.          Rights as a Lender or Issuing Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Holdings or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The obligations of each Lender under the Loan Documents are several and not joint. Failure by any Lender to perform its obligations under the Loan Documents does not affect the obligations of any other Lender under the Loan Documents.

Section 8.3.          Exculpatory Provisions.

(a)           The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, including, any Security Documents, and its duties hereunder and thereunder shall be administrative in nature only, regardless of whether or not a default has occurred and is continuing. Without limiting the generality of the foregoing, the Administrative Agent:

  (i)        shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

  (ii)     shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise and only so long as so directed in writing to take such discretionary action by the “Required Lenders” (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, however, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of a property interest in violation of any Debtor Relief Law applicable bankruptcy/insolvency laws and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives further assurances of its indemnification from the Lenders that the Administrative Agent reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action at the direction of the Required Lenders; in no event shall the Administrative Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties hereunder or in the exercise of any of its rights or powers under this Agreement;

  (iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, except as expressly set forth in this Agreement and other Loan Documents, any information relating to any Group Company or any of its branches or Affiliates that is communicated to or obtained by the Administrative Agent or any of its branches or Affiliates in any capacity; and

 (iv)      shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including any act or provision of any present or future law or regulation or Governmental Authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(b)         Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or not taken by it (i) with the consent or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in its Permitted Discretion shall be necessary, under the circumstances as provided in Section 9.2 and Section 7.1), which consent or direction the Administrative Agent may solicit at any time, or (ii) in the absence of its own gross negligence or willful misconduct as and to the extent determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders or Issuing Bank, unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrowers, a Lender or Issuing Bank referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default” or “Notice of Event of Default”. The Administrative Agent will notify the Lenders and Issuing Bank of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with the terms of this Agreement; provided that, unless and until the Administrative Agent has received any such direction from the Required Lenders, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders and Issuing Bank.

(c)          Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall, subject to the other provisions of this Agreement, take such enforcement action with respect to such Event of Default as shall be directed by the Required Lenders in accordance with the Loan Documents; provided, however, that, in the absence of such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of the Lenders and Issuing Bank and solely to the extent permitted hereunder or pursuant to the other Loan Documents. Upon receipt by the Administrative Agent of a direction by the Required Lenders, the Administrative Agent shall to seek to enforce the Security Documents and to realize upon the Collateral in accordance with such direction; provided, however, that the Administrative Agent shall not be obligated to follow any direction by Required Lenders if Administrative Agent reasonably determines that such direction is in conflict with any provisions of any Applicable Law or any Security Document, and the Administrative Agent shall not, under any circumstances, be liable to any Lenders, Issuing Bank, any Group Company or any other person or entity for following the direction of Required Lenders. At all times, if the Administrative Agent acting at the direction of the Required Lenders advises the Lenders that it wishes to proceed in good faith with respect to any enforcement action, each of the Lenders will cooperate in good faith with respect to such enforcement action and will not unreasonably delay the enforcement of the Security Documents.

(d)         Following the occurrence of an Event of Default and in connection with an enforcement action, all proceeds received by the Administrative Agent pursuant to the exercise of any rights or remedies accorded to the Administrative Agent pursuant to, or by the operation of any of the terms of, any of the Security Documents, including insurance proceeds, condemnation proceeds or proceeds from the sale or disposition of Collateral or other enforcement action, shall first be applied by the Administrative Agent to reimburse the Administrative Agent for payment of the reasonable costs and necessary expenses of the enforcement action, including fees and expenses of counsel, all reasonable expenses, liabilities, and advances made or incurred by the Administrative Agent in connection therewith, and all other amounts due to the Administrative Agent.

(e)          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any covenant, agreement or other term or condition set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part (except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Administrative Agent as and to the extent determined by a court of competent jurisdiction by final and non-appealable judgment), the validity of the title of the Loan Parties to the Collateral, insuring the Collateral or the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral, or (vi) the satisfaction of any conditions precedent set forth in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(f)          Nothing in this Agreement shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

(g)         The Administrative Agent shall be entitled to take any action or refuse to take any action which the Administrative Agent regards as necessary for the Administrative Agent to comply with any Applicable Law, regulation or court order or rules.

(h)         The Administrative Agent may at any time request instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) as to a course of action to be taken by it hereunder and under any of the other Loan Documents or in connection herewith and therewith or any other matters relating hereto and thereto.

Section 8.4.        Reliance by Administrative Agent. The Administrative Agent shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, at the expense of the Loan Parties and/or the Lenders, as applicable, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5.        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 8.6.          Resignation of Administrative Agent.

(a)        The Administrative Agent may at any time give notice of its resignation to the Lenders, Issuing Bank, and the Borrower Representative. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and, so long as no Event of Default shall have occurred and be continuing, the Borrower Representative (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that, in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)         If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower Representative and such Person remove such Person as Administrative Agent and, so long as no Event of Default shall have occurred and be continuing, in consultation with the Borrower Representative, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders and, so long as no Event of Default shall have occurred and be continuing, the Borrower Representative) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. The parties agree with the Administrative Agent that if, by the expiry of the notice, the parties have not appointed a successor Administrative Agent, then the Administrative Agent shall be entitled to apply to a court of competent jurisdiction for the appointment of a successor Administrative Agent or for other appropriate relief. The costs and expenses (including its attorneys’ fees and expenses) incurred by the removed Administrative Agent in connection with such proceeding shall be paid by the parties.

(c)        With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Secured Parties or the Issuing Bank under any Loan Document, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed), and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent). Regardless of whether a successor is appointed, as of the Resignation Effective Date, the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  Notwithstanding the Resignation Effective Date, all rights of the retiring or removed Administrative Agent (and any sub-agent) to indemnification by the Loan Parties and Lenders shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their Indemnitees in respect of any action taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)         In addition to the resignation rights set forth in Section 2.4(c)(v) and Section 2.5(i)(ii), any resignation by HSBC as Administrative Agent pursuant to this Section 8.6(d) shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Issuing Bank and Swingline Lender, (ii) the retiring or removed Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring or removed Issuing Bank to effectively assume the obligations of the retiring or removed Issuing Bank with respect to such Letters of Credit.

Section 8.7.        Non-Reliance on Administrative Agent, Issuing Bank and Other Lenders. Each Lender and Issuing Bank expressly acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Group Companies or any Affiliate thereof, shall be deemed to constitute any representation or any warranty by Administrative Agent to any Lender or Issuing Bank as to any matter, including whether Administrative Agent has disclosed material information in its (or its Related Parties’) possession. Each Lender and Issuing Bank represents to Administrative Agent that it has, independently and without reliance upon the Administrative Agent, Issuing Bank or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, Holdings and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, Issuing Bank or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Group Companies. Each Lender and Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities.

Section 8.8.          [Intentionally Omitted].

Section 8.9.        Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against any Group Company shall be vested in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and Issuing Bank.

Section 8.10.       Administrative Agent May File Proofs of Claim. In case of any proceeding under any Debtor Relief Law involving any Group Company (as should be more particularly defined in this Agreement, “Bankruptcy Proceeding”), the Administrative Agent shall be entitled (but not obligated) to intervene in such Bankruptcy Proceeding to (a) file and prove a claim for the whole amount of principal, interest and unpaid fees in respect of the Loans, issued Letters of Credit and all other Obligations that are owing and unpaid under the terms of Agreement and other Loan Documents and to file such documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Bank and Administrative Agent (including any claim for reasonable compensation, expenses, disbursements and advances of any of the foregoing entities and their respective agents, counsel and other advisors) allowed in such Bankruptcy Proceedings; and (b) to collect and receive any monies or other property payable or deliverable on account of any such claims and to distribute the same to the Lenders and Issuing Bank under the terms of this Agreement. Further, any custodian, receiver, assignee, trustee, liquidator or similar official in any such Bankruptcy Proceeding is (i) authorized by each Lender and Issuing Bank to make payments or distributions in a Bankruptcy Proceeding directly to the Administrative Agent on behalf of all of the Lenders or Issuing Bank to whom any amounts are owed under this Agreement and other loan documents, unless the Administrative Agent expressly consents in writing to the making of such payments or distributions directly to such Lenders and Issuing Bank; and (ii) required to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement and other Loan Documents.

  Section 8.11.       Collateral and Guaranty Matters.

(a)          The Lenders irrevocably authorize the Administrative Agent, at its option and in its sole and absolute discretion, and the Lenders and the Administrative Agent agree that the releases in clauses (i) and (iii) shall occur automatically without any further action by any Lender or Administrative Agent),

(i)         to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (v) upon Payment in Full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made), (w) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents (including, without limitation, pursuant to Section 6.5 hereof), (x) subject to Section 9.2, if approved, authorized or ratified in writing by the Required Lenders, (y) relating to Collateral consisting of a debt instrument if the Indebtedness evidenced thereby has been paid in full, or (z) where such release (A) corrects manifest error in the Administrative Agent’s sole and absolute discretion or (B) is expressly permitted under the Loan Documents;

(ii)        to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.3(e) or to any Permitted Encumbrance; and

(iii)       to release any Guarantor from its obligations under the Loan Documents if such Person (x) ceases to be a Subsidiary of a Loan Party or (y) becomes an Excluded Subsidiary, in each case, as a result of a transaction permitted under the Loan Documents;

provided that the release of any Lien under the foregoing clauses (i) or (iii) resulting from a Loan Party or a Subsidiary of a Loan Party becoming an Excluded Subsidiary pursuant to clause (iv) of the definition thereof due to a disposition of less than all of its Equity Interests owned by any Loan Party shall be permitted only in the case that (x) such Person is no longer a direct or indirect Subsidiary of a Loan Party following the disposition of such Equity Interests, subject to the retained Investments in such Person not being in violation of the limitations on Investments contained in Section 6.6 and (ii) such transfer is (1) not to an Affiliate and (2) is not for less than fair market value (as determined by the Borrower Representative in its reasonable discretion).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 8.11.

(b)          The Administrative Agent may, but shall not be obligated, to take such action as it deems necessary to perfect or continue the perfection of the “Liens” on the “Collateral” (as such terms are defined in the Loan Documents) held for the benefit of the Secured Parties. The Administrative Agent shall not release any of the Collateral held for the benefit of the Lenders, or any Liens on the Collateral held for the benefit of the Lenders, except as provided in the foregoing clause (a).

(c)         Subject to the terms of this Agreement, the Administrative Agent agrees to administer and enforce this Agreement and the Security Documents to which it is a party and to foreclose upon, collect and dispose of the Collateral and to apply the proceeds therefrom, for the benefit of the Secured Parties, as provided in this Agreement, and otherwise to perform its duties and obligations as the Administrative Agent hereunder in accordance with the terms hereof; provided, however, that the Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents to which it is a party as Administrative Agent, and no implied covenants or obligations shall be read into this Agreement and any such Security Documents against the Administrative Agent.

(d)         Notwithstanding anything contained herein to the contrary, the Administrative Agent shall not be required to exercise any discretion or take any action but shall only be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders, in each case, as specified therein, and such instructions shall be binding upon the Administrative Agent and each of the Secured Parties; provided, however, that the written instructions of all of the Secured Parties shall be required where expressly provided for herein; provided, further, that the Administrative Agent shall not be required to take any action which is contrary to any provision of this Agreement, the Security Documents or Applicable Law.

(e)          Notwithstanding any other provision of this Agreement and the Security Documents, in no event shall the Administrative Agent be required to foreclose on, or take possession of, the Collateral, if, in the judgment of the Administrative Agent, such action would be in violation of any Applicable Law, rule or regulation pertaining thereto, or if the Administrative Agent reasonably believes that such action would result in the incurrence of liability by the Administrative Agent for which it is not fully indemnified.

(f)          The Administrative Agent shall not be responsible to the other Secured Parties for (i) any recital statements, representations or warranties by the Group Companies or any of the Secured Parties (other than the Administrative Agent) contained in this Agreement or the Loan Documents, or any certificate or other document delivered by any of the Group Companies or any of the other Secured Parties thereunder, (ii) the value, validity, effectiveness, genuineness, enforceability (other than as to the Administrative Agent with respect to such documents to which the Administrative Agent is a party) or sufficiency of this Agreement, the other Loan Documents, or any other document referred to or provided for herein or therein or of the Collateral held by the Administrative Agent hereunder, (iii) the performance or observance by the Group Companies or any of the Secured Parties (other than as to itself) of any of their respective agreements contained herein or therein, nor shall the Administrative Agent be liable because of the invalidity or unenforceability of any provisions of this Agreement (other than as to itself) or (iv) the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder (except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Administrative Agent) the validity of the title of the Loan Parties to the Collateral, insuring the Collateral or the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(g)          The Administrative Agent may at any time request instructions from the Required Lenders as to a course of action to be taken by it hereunder and under any of the Security Documents or in connection herewith and therewith or any other matters relating hereto and thereto.

(h)          Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct as and to the extent determined by a court of competent jurisdiction by final and non-appealable judgment.

(i)         The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor, maintain or insure any portion of the Collateral.

(j)          The Administrative Agent may refrain from enforcing the Collateral unless instructed by the Required Lenders. The Administrative Agent may, subject to any contrary instructions from the Required Lenders, cease enforcement at any time.

(k)         In the event that the Administrative Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Administrative Agent’s sole discretion may cause the Administrative Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Administrative Agent to incur liability under CERCLA or any other federal, state or local law, the Administrative Agent reserves the right, instead of taking such action, to either resign as the Administrative Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Except for such claims or actions arising directly from the gross negligence or willful misconduct of the Administrative Agent, the Administrative Agent shall not be liable to any Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Administrative Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time after any foreclosure on the Collateral (or a transfer in lieu of foreclosure) upon the exercise of remedies in accordance with the Security Documents it is necessary or advisable to take possession, own, operate or manage any portion of the Collateral by any Person or entity other than a Loan Party or Intermediate Holdings, the Administrative Agent shall appoint an appropriately qualified Person to possess, own, operate or manage such Collateral.

(l)          The powers conferred on the Administrative Agent under this Agreement and related Security Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody and preservation of the Collateral in its possession and the accounting for monies actually received by it, the Administrative Agent shall have no other duty as to the Collateral, whether or not the Administrative Agent or any of the other Lenders or Issuing Bank has or is deemed to have knowledge of any matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to the Collateral. The Administrative Agent hereby agrees to exercise reasonable care in respect of the custody and preservation of the Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.

(m)         Upon the Payment in Full of the Obligations and termination of each of the Security Documents or as may be otherwise directed by Required Lenders in accordance with the applicable provisions of this Agreement, all rights to the Collateral as shall not have been sold or otherwise applied, in each case, pursuant to the terms hereof shall revert to the Loan Parties, their successors or assigns, or otherwise as a court of competent jurisdiction may direct. Upon any such termination, the Administrative Agent will, at the Loan Parties’ expense, execute and deliver to the Loan Parties such documents as the Loan Parties shall reasonably request to evidence such termination.

(n)         Unless otherwise consented to in writing by the Administrative Agent (acting at the direction of the Required Lenders), no Lender or Issuing Bank, individually or together with any other Lenders or Issuing Bank, shall have the right, nor shall it, exercise or enforce any of the rights, powers or remedies which the Administrative Agent is authorized to exercise or enforce under this Agreement or any of the other Security Documents.

Section 8.12.      Lender Provided Hedging Agreements and Lender Provided Financial Service Products. No holder of Secured Obligations in respect of Lender Provided Hedging Agreements or Lender Provided Financial Service Products shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, such Secured Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Lender or Affiliate of a Lender.

Section 8.13.        [Intentionally Omitted].

Section 8.14.       Merger. Any entity into which the Administrative Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidations which the Administrative Agent in its individual capacity may be party, or any corporation to which substantially all of the corporate trust or agency business of the Administrative Agent in its individual capacity may be transferred, shall be the Administrative Agent under this Agreement without further action.

Section 8.15.        Certain ERISA Matters.

(a)         Each Lender (x) represents and warrants, as of the date such Person becomes a Lender party hereto, to, and (y) covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Loan Parties, that at least one of the following is and will be true:

(i)        such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)      the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person becomes a Lender party hereto, to, and (y) covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Loan Parties, that the Administrative Agent or any of its Affiliates is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 8.16.        Erroneous Payments.

(a)          If the Administrative Agent (x) notifies a Lender, Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its branches or Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.16 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)          Without limiting immediately preceding clause (a), each Lender, Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)        it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)        such Lender or Issuing Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.16(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.16(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.16(a) or on whether or not an Erroneous Payment has been made.

(c)          Each Lender or Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under preceding clause (a) above.

(d)          The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers; provided that this Section 8.16 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrowers for the purpose of a payment on the Obligations.

(e)          To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 8.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE IX.

Miscellaneous

Section 9.1.          Notices; Effectiveness; Electronic Communication.

(a)         Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile or email as follows:

(i)           if to any Group Company:

Ibex Global Solutions, Inc.
202 6th Street, Unit 401
Castle Rock, CO 80104
Attention:        Christy O’Connor
Telephone:       202-716-9006
Email: Christy.Oconnor@ibex.co

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention:        Jin Hee Kim
Telephone:       212-351-5371
Email: jhkim@gibsondunn.com

(ii)          if to the Administrative Agent:

HSBC Bank USA, National Association
66 Hudson Boulevard E
New York, NY 10001
Attention:        Loan Administration
Telephone:       212-525-1529
Facsimile:212-525-1300
Email: CTLANY.loanagency@us.hsbc.com

with a copy to (which shall not constitute notice):

Thompson Coburn LLP
488 Madison Avenue
New York, New York 10022
Attention:        Daniel Ford
Telephone:        (212) 478-7270
Email:  dford@thompsoncoburn.com

(iii)         if to HSBC Bank USA, National Association in its capacity as Issuing Bank:

HSBC Bank USA, National Association
66 Hudson Boulevard E
New York, NY 10001
Attention:        Daniel J. Gonzalez
Telephone:       212-525-5006
Email: daniel.j.gonzalez@us.hsbc.com

and if to any other Issuing Bank, to it at the address provided in writing to the Administrative Agent and the Borrower Representative at the time of its appointment as an Issuing Bank hereunder; and

(iv)        if to a Lender, to such Lender at its address (or facsimile number or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b)          Electronic Communications. Notices and other communications to the Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites); provided that, the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their sole and absolute discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)         Change of Address, etc. Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)          Platform.

(i)        Each Group Company agrees that (A) the Administrative Agent may, but shall not be obligated to, make the Communications (as defined hereinafter) (including of materials or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrower Materials”)) available to Issuing Bank and the Lenders by posting the Communications on the Platform, and (B) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Group Companies or their securities) (each, a “Public Lender”). Each Group Company hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Group Companies shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Group Companies or their securities for purposes of United States federal and state securities laws (provided that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”, and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless any Group Company notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, and (2) any notification of changes in the terms of the Facility. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Group Companies or their securities for purposes of United States Federal or state securities laws.

(ii)         The Platform is provided “as is” and “as available”. The Agent Parties (as defined hereinafter) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Group Companies, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental, consequential, punitive or exemplary damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Group Company’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Group Company pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 9.2.          Waivers; Amendments.

(a)          No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Group Company therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or Issuing Bank may have had notice or knowledge of such Default at the time.

(b)         No Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Group Companies and the Required Lenders or, in the case of any other Loan Document, by an agreement in writing entered into with the consent of the Required Lenders; provided that, no such agreement shall:

(i)          extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.1 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an increase of any Commitment of any Lender);

(ii)        reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or any other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender affected thereby (it being understood and agreed that a waiver of an increase to the Applicable Rate pursuant to Section 2.12(d) shall require the consent of only the Required Lenders);

(iii)       postpone the scheduled date of payment (it being understood and agreed that a waiver of a Default or an Event of Default shall require the consent of only the Required Lenders) of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or any other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby;

(iv)      change any provision of any Loan Document in a manner that would alter the pro rata sharing of payments required thereby (including under Sections 2.18(b), 2.18(c), and 7.2) or pro rata reduction or termination of Commitments in accordance with Section 2.8(e), without, in each case, the written consent of each Lender directly and adversely affected thereby;

(v)        release any Guarantor from a Guaranty (other than in connection with the transactions permitted under Section 6.4 or the sale of such Guarantor in a transaction permitted under Section 6.5 or as otherwise specifically permitted or contemplated in this Agreement or the Security Agreement), or release all or substantially all of the Collateral in any transaction or series of related transactions (other than as authorized in Section 8.11 or as otherwise specifically permitted or contemplated in this Agreement or the Security Agreement), in each case without the written consent of each Lender;

(vi)       amend, modify or waive the definition of the terms “Excess Availability,” “Eligible Accounts,” “Eligible Investment Grade Accounts”, “Eligible Foreign Insured Accounts”, “Eligible Unbilled Accounts”, or “Borrowing Base” or any component definition used therein (including advance rates), if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased without the prior written consent of Supermajority Lenders; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves, as provided herein;

(vii)      change any provision of this Section or the definition of “Required Lenders,” “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder (other than the definition specified in Section 9.2(b)(vi)), without the written consent of each Lender;

(viii)     amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be;  or

(ix)       except in connection with a debtor-in-possession financing or use of cash collateral in any proceeding under any bankruptcy law, or otherwise as expressly permitted under the Loan Documents as in effect on the Closing Date, subordination of the liens on all or substantially all of the Collateral or subordination of the right of payment of the secured obligations under the Agreement, in each case except to the extent offered to all Lenders on the same terms (other than with respect to bona fide commitment or backstop fees).

Notwithstanding anything herein to the contrary, the Administrative Agent may, with the consent of Holdings and the Borrower Representative only: (a) amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, typographical error, defect or inconsistency, and (b) in connection with any Subsidiary which becomes a Guarantor pursuant to the terms of this Agreement, amend the Loan Documents to address local law considerations to the extent reasonably necessary or customary in the applicable jurisdiction. The amendments set forth in the preceding sentence shall become effective without any further action or consent of any other party to this Agreement.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, this Agreement and the other Loan Documents may be amended with the written consent of only the Administrative Agent, Holdings and the Borrower Representative to the extent necessary in order to evidence and implement any increase in Commitments pursuant to Section 2.22.

Section 9.3.          Expenses; Indemnity; Damage Waiver.

(a)         Costs and Expenses. The Group Companies shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and one local counsel in each applicable jurisdiction (including any relevant non-U.S. jurisdiction), in connection with the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents, or any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by Issuing Bank in connection with the issuance, extension, reinstatement or other amendment of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred, whether before or after a Default or Event of Default has occurred under any of the Loan Documents, relating to a workout, restructuring or negotiations with the Group Companies in respect of such Loans or Letters of Credit.

(b)         Indemnification by the Group Companies. The Group Companies shall indemnify the Administrative Agent and its officers, directors, employees, agents and advisors (and any sub-agent thereof), each Lender and Issuing Bank, and each Related Party of each of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel and one local counsel in each applicable jurisdiction (including any relevant non-U.S. jurisdiction) for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Group Company) in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby; (ii) the performance by the parties hereto of their respective obligations under this Agreement and the other Loan Documents; (iii) consummation of the transactions contemplated hereby or thereby; (iv) environmental claims and liabilities; or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Group Company, and regardless of whether any Indemnitee is a party thereto, subject to condition that claims or losses on which indemnification is sought by Indemnitee not arise by such Indemnitee’s own willful misconduct or gross negligence as determined by final, non-appealable order of a court of competent jurisdiction. This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c)          Reimbursement by Lenders. Each Lender shall also severally indemnify the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, for any such losses or claims to the extent any Group Company for any reason fails to indefeasibly pay any amount required to be paid pursuant to its indemnification obligations. To the extent that any Group Company for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees (i) to pay with respect to clause (a) of this Section, and (ii) indemnify with respect to clause (b) of this Section, Administrative Agent (or any such sub-agent), Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that, with respect to such unpaid amounts owed to Issuing Bank or Swingline Lender solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Bank or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.18(e).

(d)         Waiver of Consequential Damages, etc. To the fullest extent permitted by Applicable Law, no party to this Agreement shall assert, and hereby waives, any claim against any other party to this Agreement, and in no event shall any party to this Agreement be liable, for indirect, special, punitive, consequential or exemplary damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof, whether or not such party to this Agreement has been advised of the possibility of damages; provided that the foregoing shall not limit the indemnification obligations set forth in Section 9.3(b) with respect to claims brought by third parties. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)          Payments. All amounts due under this Section shall be payable not later than three (3) days after demand therefor.

(f)          Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the other Obligations.

Section 9.4.          Successors and Assigns.

(a)        Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Group Company may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that, (in each case with respect to the Facility) any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to the Facility) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)        in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)        Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)       Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof;

(B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)         the consent of  Issuing Bank and Swingline Lender shall be required for any assignment in respect of the Facility.

(iv)       Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that, the Administrative Agent may, in its sole and absolute discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)        No Assignment to Certain Persons. No such assignment shall be made to (A) any Group Company or any of their Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof, (C) so long as no Event of Default shall have occurred and be continuing, to any Person that is not a bank or other financial service provider that provides asset based revolving loan facilities in the ordinary course of its business or (D) so long as no Event of Default under any of Section 7.1(a), (h), (i) or (j) shall have occurred and be continuing, to any Ineligible Institution.

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof).

(vii)      Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.14 and Section 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c)          Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at its offices at 66 Hudson Boulevard E, New York, NY 10001 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and the Issuing Bank or any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that, if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (c).

(d)         Participations. Any Lender may at any time, without the consent of, or notice to, the Group Companies or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or any Group Company or any of their Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Group Companies, the Administrative Agent, Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.17(e) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Each Group Company agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(g) (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that, such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under clause (b) of this Section, and (B) shall not be entitled to receive any greater payment under Section 2.14 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effect the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided that, such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)         Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.5.        Survival. All covenants, agreements, representations and warranties made by the Group Companies herein and in any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, 2.16, 2.17, 2.18 and 9.3, and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, or the resignation and removal of the Administrative Agent, or any provision hereof.

Section 9.6.          Counterparts; Integration; Effectiveness; Electronic Execution.

(a)        Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), including counterparts executed on paper and counterparts that are electronic records and are executed using Electronic Signatures generated through the electronic execution process provided by the Administrative Agent, or such other electronic execution process acceptable to the Administrative Agent. Each counterpart of this Agreement when so executed, shall be deemed an original, but all of which shall constitute one agreement. Delivery of a manually executed counterpart of a signature page of this Agreement by emailed PDF or JPEG from the Administrative Agent, or from the Borrower Representative’s, any Lender’s, or Issuing Bank’s, as applicable, e-mail address on file with the Administrative Agent, or any other electronic means acceptable to the Administrative Agent that reproduces an image of such manually executed signature page, shall each be effective as delivery of a manually executed counterpart of such document; provided that, the Administrative Agent can require subsequent delivery of the manually executed counterpart of a signature page. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(b)        Electronic Execution of Loan Documents.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents including any Assignment and Assumption shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.7.          Severability. Any provision of this Agreement or the other Loan Documents held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.8.         Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, Issuing Bank and each of their respective branches and Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such branch or Affiliate, to or for the credit or the account of any Group Company against any and all of the obligations of such Group Company now or hereafter existing under this Agreement or any other Loan Document to such Lender, Issuing Bank or their respective branches or Affiliates, irrespective of whether or not such Lender, Issuing Bank, branch or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Group Company may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, Issuing Bank and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender, Issuing Bank and their respective branches and Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender, Issuing Bank or their respective branches and Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower Representative and the Administrative Agent promptly after any such set-off and application; provided that, the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.9.          Governing Law; Jurisdiction; Etc.

(a)         Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)          Jurisdiction. Each Group Company irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, Issuing Bank or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or in any other Loan Document shall affect (i) any right that the Administrative Agent, any Lender or Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Group Company or their properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

(c)          Waiver of Venue. Each Group Company irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 9.10.        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11.        Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12.       Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined hereinafter), except that Information may be disclosed: (a) to its branches and Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedy hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative, insurance (including credit insurance) or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Loan Parties or their Subsidiaries or the Facility, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility, (h) with the consent of the Borrower Representative, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any Lender, Issuing Bank or any of their respective branches or Affiliates on a nonconfidential basis from a source other than Holdings or its Subsidiaries or (z) is independently discovered or developed by a party hereto without utilizing any Information received from Holdings or its Subsidiaries or violating the terms of this Section. In addition, the Administrative Agent, Issuing Bank and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry (including league table providers) and service providers to the Administrative Agent or Issuing Bank or Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Article, “Information” means all information received from Holdings or any of its Subsidiaries relating to Holdings or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings or any Subsidiary; provided that, in the case of information received from Holdings or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding the foregoing, the Group Companies hereby authorize Administrative Agent to make appropriate announcements of the financial arrangement entered into among the Group Companies and Administrative Agent, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Administrative Agent shall reasonably deem appropriate.

Section 9.13.       Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or other Obligation in accordance with Applicable Law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or other Obligation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or Obligations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Borrowers so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.

Section 9.14.        [Intentionally Omitted].

Section 9.15.        PATRIOT Act. The Administrative Agent and each Issuing Bank or Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Group Companies that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Group Companies, which information includes the name and address of the Group Companies and other information that will allow the Administrative Agent or such Issuing Bank or Lender to identify the Group Companies in accordance with the PATRIOT Act.

Section 9.16.        Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.17.       Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, Issuing Bank or any Lender, or the Administrative Agent, Issuing Bank or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

Section 9.18.        No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Group Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship among each Group Company and its Subsidiaries and the Administrative Agent, Issuing Bank, any Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, Issuing Bank, any Swingline Lender or any Lender has advised or is advising any Group Company or any of its Subsidiaries on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Issuing Bank, the Swingline Lenders and the Lenders are arm’s-length commercial transactions among any Group Company and its Affiliates, on the one hand, and the Administrative Agent, Issuing Bank, the Swingline Lenders and the Lenders, on the other hand, (iii) the Group Companies have consulted their own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Group Companies are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent, Issuing Bank, the Swingline Lenders and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Group Companies or any of their Affiliates, or any other Person; (ii) none of the Administrative Agent, the Issuing Bank, the Swingline Lenders and the Lenders has any obligation to the Group Companies or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Issuing Bank, the Swingline Lenders and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Group Companies and their Affiliates, and none of the Administrative Agent, Issuing Bank, the Swingline Lenders and the Lenders has any obligation to disclose any of such interests to the Group Company or their Affiliates. To the fullest extent permitted by Law, each Group Company hereby waives and releases any claims that it may have against any of the Administrative Agent, Issuing Bank, the Swingline Lenders and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.19.         Acknowledgement Regarding Any Supported QFCs.

(a)          To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(b)         In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.20.       No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.21.      Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

ARTICLE X.

Guaranty

Section 10.1.        Guarantee.  For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Administrative Agent, Issuing Bank and the Lenders to make extensions of credit to the Borrowers hereunder, each Article X Guarantor hereby absolutely, unconditionally and irrevocably guarantees the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Guaranteed Obligations.  Any term or provision of this Article X to the contrary notwithstanding, (i) the aggregate maximum amount of the Guaranteed Obligations for which such Article X Guarantor shall be liable under this Article X shall not exceed the maximum amount for which such Article X Guarantor can be liable without rendering this Agreement or any other Loan Document, as it relates to such Article X Guarantor, void or voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer and (ii) the Guaranteed Obligations, as to any Article X Guarantor, shall not include any obligations under any Lender Provided Hedging Agreement to the extent and for any period that such Article X Guarantor’s guarantee of such obligations would violate or be void or voidable under the Commodity Exchange Act.

Section 10.2.       Waivers.  Each Article X Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof.  Each Article X Guarantor further waives diligence, presentment, protest, notice or demand or action or delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require the Administrative Agent, Issuing Bank or any Lender to sue any Group Company, any other guarantor or any other Person obligated with respect to the Guaranteed Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Obligations or any part thereof; provided that if at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Group Company or otherwise, each Article X Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made.  The Administrative Agent and the holders of the Guaranteed Obligations shall have no obligation to disclose or discuss with any Article X Guarantor their assessments of the financial condition of the Borrowers or any other Group Company.

Section 10.3.        Guarantee Absolute.  This Guaranty is a Guarantee of payment and not of collection, is a primary obligation of each Article X Guarantor and not merely one of surety, and the validity and enforceability of this Guaranty shall be absolute and unconditional irrespective of, and shall not be impaired or affected by, any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitution for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto or with respect to any collateral; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, any other Guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral; (f) the application of payments received from any source to the payment of obligations other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this Article X even though the Administrative Agent or any other holder of a Guaranteed Obligation might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this Article X; (g) any change in the ownership of any Borrower or any other Group Company or the insolvency, bankruptcy or any other change in the legal status of any Borrower or any other Group Company; (h) change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations; (i) the failure of any Borrower or any other Group Company to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this Article X, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this Article X; (j) the existence of any claim, defense, deduction, recoupment, setoff or other rights which any Article X Guarantor may have at any time against any Borrower or any other Person in connection herewith or an unrelated transaction; or (k) any other circumstance, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor (including all defenses based on suretyship or impairment of collateral); all whether or not any Article X Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (k) of this Section 10.3.  It is agreed that each Article X Guarantor’s liability hereunder is several and independent of any other Guaranties or other obligations not arising under this Article X at any time in effect with respect to the Guaranteed Obligations or any part thereof and that each Article X Guarantor’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other Guaranties or other obligations not arising under this Article X or any provision of any Applicable Law purporting to prohibit payment by any Borrower or any other Group Company of the Guaranteed Obligations in the manner agreed upon by the Borrower Representative and the Administrative Agent or any other holder of Guaranteed Obligations.  This Guaranty is continuing, and shall remain in effect until all Guaranteed Obligations have been Paid in Full.  Each Article X Guarantor hereby waives any right to revoke this Guarantee as to any future transaction giving rise to any Guaranteed Obligation.

Section 10.4.     Acceleration.  Each Article X Guarantor agrees that, as between such Article X Guarantor on the one hand, and the Administrative Agent and the other holders of Guaranteed Obligations, on the other hand, the obligations of the Borrowers guaranteed under this Article X may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Article VII, for purposes of this Article X, notwithstanding any stay, injunction or other prohibition (whether in a Bankruptcy Proceeding affecting any Borrower, any other Group Company or otherwise) preventing such declaration as against the Borrowers and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by the Borrowers or any other Group Company) shall forthwith become due and payable by each Article X Guarantor for purposes of this Article X.

Section 10.5.       Delay of Subrogation, Etc.  Notwithstanding any payment made by or for the account of any Article X Guarantor pursuant to this Article X, such Article X Guarantor shall not be subrogated to any right of the Administrative Agent, any Lender or any other holder of Guaranteed Obligations, or have any right to obtain reimbursement or indemnification from the Borrowers or any other Group Company, until such time as the Administrative Agent, the Lenders and the other holders of Guaranteed Obligations shall have received final Payment in Full of the Guaranteed Obligations.

Section 10.6.       Subordination of Indebtedness.  Any Indebtedness of the Borrowers or any other Group Company now or hereafter owed to each Article X Guarantor is hereby subordinated in right of payment to the payment of the Guaranteed Obligations, and if a default in the payment of any Guaranteed Obligations shall have occurred and be continuing, any such Indebtedness of the Borrower or any other Group Company owed to such Article X Guarantor, if collected or received by such Article X Guarantor, shall be held in trust by such Article X Guarantor for the holders of the Guaranteed Obligations and be paid over to the Administrative Agent for application in accordance with this Agreement.

Section 10.7.       Instrument for the Payment of Money.  Each Article X Guarantor hereby acknowledges that the guarantee in this Article X constitutes an instrument for the payment of money, and consents and agrees that any Lender or Administrative Agent, at its sole option, in the event of a dispute by such Article X Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 10.8.       Continuing Guarantee.  The guarantee in this Article X is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising. The guarantee in this Article X will extend to the ultimate balance of sums payable by a Group Company under the Loan Documents, regardless of any intermediate payment or discharge in whole or in part.

Section 10.9.        Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed by each other Guarantor from time to time to honor all of its obligations under its Guaranty in respect of Swap Obligations; provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.9 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.9, or otherwise under its Guaranty, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been paid and performed in full (other than unasserted contingent indemnification liabilities). Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Group Company for all purposes of the Commodity Exchange Act.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

IBEX GLOBAL SOLUTIONS, INC.,
as Borrower Representative and a Borrower

By: /s/Christy O’Connor
Name:	Christy O’Connor
Title:	Corporate Secretary

DIGITAL GLOBE SERVICES, LLC,
as a Borrower

By: /s/Christy O’Connor
Name:	Christy O’Connor
Title:	Corporate Secretary

[Signature Page to Credit Agreement]

ISKY, LLC,
as a Guarantor

By: /s/Christy O’Connor
Name:	Christy O’Connor
Title:	Corporate Secretary

7 DEGREES, LLC,
as a Guarantor

By: /s/Christy O’Connor
Name:	Christy O’Connor
Title:	Corporate Secretary

TELSATONLINE, LLC,
as a Guarantor

By: /s/Christy O’Connor
Name:	Christy O’Connor
Title:	Corporate Secretary

[Signature Page to Credit Agreement]

IBEX LIMITED,
as Holdings and an Article X Guarantor

By: /s/Christy O’Connor
Name:	Christy O’Connor
Title:	Assistant Secretary & Chief Legal Officer

IBEX GLOBAL LIMITED,
as Intermediate Holdings and an Article X Guarantor

By: /s/Christy O’Connor
Name:	Christy O’Connor
Title:	Assistant Secretary

[Signature Page to Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION,
as Administrative Agent

By: /s/Vips Patel
Name:	Vips Patel
Title:	Vice President, Senior Global Relationship Manager

HSBC BANK USA, NATIONAL ASSOCIATION,
as Swingline Lender

By: /s/Vips Patel
Name:	Vips Patel
Title:	Vice President, Senior Global Relationship Manager

HSBC BANK USA, NATIONAL ASSOCIATION,
as Issuing Bank

By: /s/Vips Patel
Name:	Vips Patel
Title:	Vice President, Senior Global Relationship Manger

HSBC BANK USA, NATIONAL ASSOCIATION,
as Lender

By: /s/ Vips Patel
Name:	Vips Patel
Title:	Vice President, Senior Global Relationship Manager

[Signature Page to Credit Agreement]